Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.]

DATED 5 May 2022

(1) INTERCEPT PHARMACEUTICALS, INC

- and -

(2) MERCURY PHARMA GROUP LIMITED

SHARE PURCHASE

AGREEMENT

Relating to certain non-US subsidiaries of

Intercept Pharmaceuticals, Inc.

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	SALE AND PURCHASE OF SHARES	11
3.	CONSIDERATION	11
4.	CONDITION	12
5.	PRE-COMPLETION	15
6.	SIGNING OBLIGATIONS	19
7.	COMPLETION	19
8.	PURCHASER WARRANTIES	20
9.	SELLER WARRANTIES	21
10.	SELLER LIMITATIONS	23
11.	SELLER RESTRICTIVE COVENANTS	25
12.	PRE-SALE MERGER	26
13.	CONFIDENTIALITY AND ANNOUNCEMENTS	26
14.	CEPS MATTER	28
15.	GROUP SEPARATION MATTERS	29
16.	ASSIGNMENT AND SUCCESSORS	32
17.	THIRD PARTY RIGHTS	33
18.	COSTS AND EXPENSES	33
19.	PAYMENTS, ETC	33
20.	FURTHER ASSURANCE	34
21.	ENTIRE AGREEMENT	34
22.	GENERAL	35
23.	NOTICES	36
24.	AGENT FOR SERVICE	37
25.	GOVERNING LAW AND LANGUAGE	38
SCHEDULE 1: WARRANTED INFORMATION		39
Part 1: The Group Companies		39
Part 2: The Shares		50
Part 3: Leased Property		51
SCHEDULE 2: WARRANTIES		56
SCHEDULE 3: MARKETING AUTHORISATIONS		71
SCHEDULE 4: COMPLETION OBLIGATIONS		72
Part 1: Seller obligations on Completion		72
Part 2: Purchaser's obligations on Completion		76

THIS AGREEMENT is made on 5 May 2022

BETWEEN:

(1)	INTERCEPT PHARMACEUTICALS, INC., a company incorporated in Delaware with number 3565213 which has its business address at 305 Madison Avenue, Morristown, New Jersey 07960 (the "Seller"); and
(2)	MERCURY PHARMA GROUP LIMITED, a company incorporated in England with number 02330913 which has its registered office at Capital House, 85 King William Street, London, EC4N 7BL (the "Purchaser").

BACKGROUND:

A	The Group Companies are engaged in commercialization activities with respect to the Product.
B

The Seller owns either directly, or indirectly, the Shares.  The Seller has agreed to sell or procure the sale of, and the Purchaser has agreed to purchase, the Shares on the terms set out in this agreement.

C

The Seller also owns certain intellectual property rights relating to obeticholic acid that it has licensed to Intercept Pharma Europe Ltd. (“IPEL”), a Seller subsidiary, and in connection with this agreement and the BTA, the Seller has agreed to procure that IPEL enters into a licence agreement with the Purchaser in relation to certain of these rights to the Product and the Seller is also entering into the Trademark Assignment with respect to trademarks relating to the same.

IT IS AGREED:

1.DEFINITIONS AND INTERPRETATION

1.1In this agreement:

"Accounts" means (a) the unaudited financial statements of each Group Company as at and for the financial year ended on the Accounts Date as contained at folder 2.1.1 of the Due Diligence Information and (b) the profit and loss statements and balance sheets of the Group Companies as contained at folder 2.1.2.1 and 2.1.3.1, respectively, of the Due Diligence Information;

"Accounts Date" means 31 December 2021;

"Acquisition" means the proposed acquisition of the Shares by the Purchaser on the terms of this agreement;

"Acquisition Documents" means this agreement, the Disclosure Letter, the Licence Agreement, the Supply Agreement, the Transitional Services Agreement, the SDEA, the BTA the Trademark Assignment and the Agreed Form documents (including any attachments or schedules thereto) and other documents to be delivered on Completion;

"Actual Working Capital" means the aggregate Working Capital of the Group Companies as set out in the Completion Statements;

"ADVANZ Group" means ADVANZ Pharma Holdco Limited and its subsidiary undertakings;

"Affiliate" in relation to a company, means any other company directly or indirectly controlling, controlled by or under common control with such company, and "control" for these purposes means (a) holding the majority of the voting rights or share capital of such company; or (b) otherwise having the power to direct the management and policies of such company;

"Agreed Form", in relation to a document, means the form approved and for identification purposes included in a zip file of agreed form documents titled “Project Echo Agreed Form Documents” and emailed from the Seller’s lawyers to the Purchaser’s Lawyers on the date of this agreement;

"Anti-Bribery Laws" means, in each case to the extent applicable to a Group Company or a member of the Seller Group (as the case may be) at any time prior to the date of this agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) the Italian Legislative Decree no. 231/2001; and (iv) any other applicable anti-bribery and anti-corruption law in any jurisdiction;

"Austrian Shares" means the entire issued share capital of the Austrian Target;

"Austrian Target" means Intercept Pharma Austria GmbH;

"Authority" means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator;

"Base CEPS Amount" means EUROS 40,600,000 (forty million six hundred thousand euros)

"BTA" means the business transfer agreement dated on or about the date hereof and entered into between (1) IPEL and (2) Advanz Pharma Services (UK) Limited relating to the transfer of certain assets related to the Product;

"Business" means the business of the Group Companies, including the marketing of the Product, as it is carried on at the date of this agreement and as it has been carried on in the 12 months prior to the agreement in the Territory;

"Business Day" means any day other than a Saturday or Sunday on which commercial banks are open for general business in London, Milan and New York;

“Canadian Marketing Authorisation” means the marketed drug product registrations relating to the Product in 5 mg and 10mg form, issued by the Canadian authorities to the Seller with registration number HC e186967;

"Canadian Shares" means the entire issued share capital of the Canadian Target;

"Canadian Target" means Intercept Pharma Canada Inc.;

"Cash" means the aggregate amount of cash (including cash in hand, in transit and credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation, together with accrued interest) and cash equivalents (including liquid or easily realisable stocks, shares, bonds, treasury bills and other similar securities) held by or on behalf of any Group Company as at the Effective Time and as shown in the Completion Statements, excluding Restricted Cash;

"CEPS Matter" means the discussions between the Seller’s Group and the Economic Committee for Health Products in France (Comité Economique des Produits de Santé) relating to the historic reimbursement price for sales of the Product in France by any Group Company prior to Completion;

"Claim" means any claim against the Seller in relation to this agreement;

"Competing Business" means any business which commercially sells or distributes or provides for commercial sale or distribution a therapeutic product that is indicated for the treatment of primary biliary cholangitis ("PBC") or non-alcoholic steatohepatitis (“NASH”) in the Territory but shall not include clinical development activities for the development of any therapeutic product for the treatment of PBC or NASH in the Territory;

"Completion" means completion of the sale and purchase of the Shares in accordance with this agreement;

"Completion Date" means the date that is 15 Business Days after (and excluding) the day on which the Condition has been satisfied or waived (as the case may be) in accordance with this agreement, or such other date as the Seller and the Purchaser may agree in writing;

"Completion Payment" has the meaning given in clause 3.2;

"Completion Statements" means the statements to be prepared and agreed or determined in accordance with schedule 5;

"Consideration" means the consideration for the Shares calculated as provided in clause 3.1;

"Debt" means the aggregate amount (expressed as a positive number) of all borrowings and indebtedness in the nature of borrowings of all Group Companies (other than between Group Companies) and all accrued and outstanding interest thereon calculated up to and including the Effective Time pursuant to the terms of such debt and as shown in the Completion Statements, including:

(a)	loans and bank overdrafts;
(b)	liabilities under acceptances of trade bills (other than in respect of purchases in the ordinary course of business) and acceptance credits;
(c)	liabilities under any bond, note, loan stock, debenture or other similar instrument or security;
(d)	liabilities under factoring arrangements;
(e)	amounts raised by any other transactions having the commercial effect of borrowings;
(f)	liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement;
(g)	liabilities under any guarantee of, or indemnity against financial loss in respect of, any obligation of another person (other than another Group Company);
(h)	liabilities in relation to any letter of credit (but not the letter of credit itself), bond or guarantee given by a third party in relation to any obligation and/or liability of any Group Company;

(i)	any amounts relating to costs and expenses, bonuses or other costs payable on or after Completion by any Group Company in connection with the transactions contemplated by this agreement;
(j)	any liabilities (including Taxes) of a Group Company in relation to the accelerated vesting of share options;
(k)

to the extent that the CEPS Matter has not been finally resolved at Completion and the relevant liability paid a provision of $42,800,000 (forty two million eight hundred thousand dollars) in respect of the CEPS Matter being the dollar equivalent of the Base CEPS Amount.

(l)	A provision of $1,000,000 in respect of potential Tax Liabilities which may arise in respect of the matters disclosed at paragraph 34.1 of the Disclosure Letter.
(m)

the aggregate cash value of any declared but unpaid dividends and other distributions attributable to the Shares, to the extent that a member of the Seller’s Group is entitled to receive the relevant dividend or other distribution after Completion; and

liability if any, to pay, corporate income tax in respect of the period from the Accounts Date to the Effective Time and any unpaid liability to pay corporate income tax for all periods up to and including the Accounts Date;

but excluding, for the avoidance of doubt, Intra-Group Debt owed by any Group Company and any amount included in the Completion Statements as Working Capital;

“Disclosed” means fairly disclosed to the Purchaser within the Disclosed Information with sufficient detail to enable the Purchaser to identify the nature and scope of the matter disclosed;

"Disclosed Information" means the information in the Disclosure Letter and the Due Diligence Information;

"Disclosure Letter" means the letter of the same date as this agreement from the Seller to the Purchaser relating to the Warranties, together with any documents annexed to it;

"Dispute" means any dispute or claim arising out of or in connection with this agreement, its subject matter or formation (including any non-contractual dispute or claim);

"Due Diligence Information" means the information and documents contained in the electronic data room maintained by Firmex in relation to the Group Companies and their respective businesses and assets as at 30 April 2022 (the “Data Room”) as listed in the index in the Agreed Form (a download of which has, for evidential purposes, been delivered to the Purchaser's Lawyers immediately before the signing of this agreement);

"Effective Time" means the time immediately prior to Completion;

"Encumbrance" means any mortgage, charge, pledge, lien, option, restriction, assignment, right to acquire, right of pre-emption or any other form of right, interest, preference, security or encumbrance of any nature in favour of a third party or any agreement, arrangement or obligation to create any of them;

“French Shares” means the entire issued share capital of the French Target;

“French Target” means Intercept Pharma France SAS;

"Fund" means any fund, bank, company, unit trust, investment trust, investment company, limited, general or other partnership, industrial provident or friendly society, any collective investment scheme (as defined by the FSMA), any investment professional (as defined in article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion Order) 2005 (the “FPO”)), any high net worth company, unincorporated association or partnership (as defined in article 49(2)(a) and (b) of the FPO) or any high value trust (as defined in article 49(6) of the FPO), any pension fund or insurance company or any person who is an authorised person under the FSMA;

“German Shares” means the entire issued share capital of the German Target;

“German Target” means Intercept Pharma Deutschland GmbH;

“Golden Power Clearance” means (i) the authorisation issued in an express way or by tacit consent (silenzio assenso), to the transactions contemplated hereunder by the Italian Prime Minister’s Office pursuant to the Golden Power Law for the purpose of completing the transactions contemplated by this agreement in relation to the Italian Shares, or, as the case may be, (ii) the order or measure by the Italian Prime Minister’s Office that, in response to the Golden Power Notification, confirms that the Golden Power Law is not applicable to the transactions contemplated by this agreement;

“Golden Power Law” means Law Decree 21/2012 (as subsequently amended and supplemented);

"Group Companies" means the companies listed in schedule 1, and "Group Company" means each such individual company listed in schedule 1:;

"Intra-Group Debt" means:

(a)	the aggregate amount owed by the Group Companies to the members of the Seller Group; less
(b)	the aggregate amount owed by members of the Seller Group to the Group Companies,

as at the Effective Time as stated in the Completion Statements;

"IP" means:

(a)

patents, utility models, inventions, know-how, trade secrets, copyright and related rights and allied rights including moral rights, database rights and other rights in and relating to software, registered designs, unregistered design rights, trademarks and service marks, trade names, business names, company names, brand names, logos, rights in get-up, domain names and URLs, goodwill and rights to sue for passing-off (or for unfair competition) and any other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them, and all rights to sue for any past or present infringement of them) and renewals or extensions of such rights; and

(b)	rights having equivalent or similar effect to the above items in any jurisdiction in which any Group Company conducts business;

“Irish Shares” means the entire issued share capital of the Irish Target;

“Irish Target” means Intercept Pharma International Limited;

“Italian Prime Minister’s Office” means the Presidenza del Consiglio dei Ministri of the Republic of Italy;

“Italian Shares” means the entire corporate capital of the Italian Target;

“Italian Target” means Intercept Italia S.r.L;

"Key Customer" means any customer of the Group Companies (taken as a whole) which in the financial year ended on the Accounts Date accounted for revenue in excess of US$[***];

"Key Supplier" means any supplier to the Group Companies (taken as a whole) which in the financial year ended on the Accounts Date accounted for expenditure in excess of US$[***];

"Key Warranties" means the Warranties in paragraphs 1 (The Seller), 2 (The Shares and the Group Companies), 4 (Interests in other companies) and 5 (Insolvency) of schedule 2;

"Key Warranty Claim" means any Warranty Claim in relation to any Key Warranty;

"Latest Financial Information" means the profit and loss statements and balance sheets of the Group Companies as contained at folder 2.1.2.1 and 2.1.3.1, respectively, of the Due Diligence Information;

"Latest Financial Information Date" means 31 December 2021

"Licence Agreement" means the licence agreement to be entered into on or about the date hereof between (1) Intercept Pharma Europe Ltd. and (2) the Purchaser relating to the licensing of certain intellectual property rights;

"Long Stop Date" means the date that falls 90 Business Days immediately following (but excluding) the date of this agreement (as extended pursuant to clause 4.3(a) (as the case may be)), or such other date as the Seller and the Purchaser may agree in writing;

“Marketing Authorisations” means the licenses and approvals held by the Group Companies relating to the marketing, sale and distribution of the Product as listed in schedule 3;

“Marketing Websites” means the following websites used for the marketing of the Product in various territories which are registered in the name of the Seller:

[***]

“Material Contract” means a contract with a Key Customer or a Key Supplier;

“Nordic Capital Sphere” means any Fund whose general partner, operator, manager or investment adviser is a Nordic Capital entity, any company in which such a Fund holds shares (whether directly or indirectly but excluding any portfolio company thereof), or any Affiliate of the same, including each of their general partners, operators, managers and investment advisers and each of their respective employees, directors, officers, finance providers, consultants, advisors and associates;

“Office User Agreement” means the office user agreement amongst United Overseas Investment Ltd., carrying on a business as Zemlar Offices, as centre, and Canadian Target, as user, dated May 21, 2020 with respect to the offices located at Top Level, Suite 300, 4263 Sherwoodtowne Blvd, Mississauga, ON L4Z 1Y5, Canada;

“Outgoing Directors” means [***] and such other persons as the Purchaser specifies no later than five Business Days prior to Completion;

“Portuguese Shares” means the one quota share of EUR 5,000 in the capital of the Portuguese Target;

“Portuguese Target” means Intercept Pharma Portugal, Unipessoal Lda;

"Product" means Ocaliva® (a monotherapy in which obeticholic acid is the active pharmaceutical ingredient) that is commercially sold for the treatment of PBC;

"Product Files" means all information, processes, technology, and data in the Seller's possession or control and required to (i) enable the manufacture of the Product including that relating to the chemical formula of the Product (including the identity, relative volumes and combination of ingredients and the results of clinical or other trials and investigations or the like) and (ii) obtain and maintain the Marketing Authorisations;

"Property" means the land and buildings leased, licensed or occupied by any Group Company as detailed in part 3 of schedule 1, including without limitation, the Office User Agreement;

"Purchaser Group" means each or any of (a) the Purchaser and any Affiliate of the Purchaser, in each case for the time being; and (b) with effect from Completion, each Group Company (and any reference to "member of the Purchaser Group" or, in the case of any member of the Purchaser Group, to "its group" shall be construed accordingly);

"Purchaser Relevant Persons" means the following employees of the Purchaser Group as at the date of this agreement:  Chief Corporate Development Officer, Director – Strategic Finance, Assistant General Counsel and International Tax Manager.;

"Purchaser's Lawyers" means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;

"Regulatory Authority" means the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde), the Federal Cartel Prosecutor (Bundeskartellanwalt), the Cartel Court (Kartellgericht) and the Supreme Cartel Court (Kartellobergericht), and, if relevant, the Italian Prime Minister’s Office;

"Relevant CEPS Amount" means the aggregate, expressed in Euros of (a) any amounts paid by the Purchaser, the French Target or any Group Company to the French Authorities (including the French Economic Committee for Health Products) in respect of the CEPS Matter which are payable as a result of the French Authority successfully asserting (including by agreement) that the  reimbursement price received by any Group Company in respect of sales of the Product by any Group Company prior to Completion was too high and (b) all costs and expenses reasonably and properly incurred by the Purchaser, the French Target or any Group Company in connection with the CEPS Matter, including amounts paid pursuant to any related litigation and any other third party fees;

"Relief" means any relief, loss, allowance, credit, set-off, deduction or exemption for any Tax purposes, any right to repayment of Tax or to a payment in respect of Tax from a Tax Authority, and:

(a)	any reference to the use or set off of a Relief shall be construed accordingly and shall include the use of set-off in part; and

(b)

any reference to the loss of a Relief shall include the failure to obtain, reduction, modification, loss, counteraction, nullification, absence, unavailability, disallowance, withdrawal, clawback, non-existence or cancellation of any such Relief, or to such Relief being available only in a reduced amount;

“Restricted Cash” means all cash and cash equivalents which cannot be:

(a)	lawfully spent; or
(b)	distributed; or
(c)	loaned; or
(d)	released

in each case by a Group Company from the jurisdiction in which it is situated within a period of 30 days without deduction, withholding or additional cost (other than general foreign exchange controls applicable in jurisdictions in which the relevant Group Company operates and the de minimis administrative costs of transfer from a bank account incurred in the ordinary course of business); or

(e)	used within a period of 90 days as:
(i)	it is securing obligations, guarantees or any liabilities of any person in respect of obligations of a Group Company;
(ii)	is held by an agent of a Group Company or a regulator or a governmental authority pursuant to a regulatory or contractual requirement;
(iii)	it is being held in escrow for the benefit of any person in respect of obligations of a Group Company; or
(iv)	amounts are otherwise committed, including but not limited to, in respect of rent deposits, security deposits, customer deposits, to support letters of credit,

and “Restricted Cash” shall include any cash that is held as collateral for any letters of credit issued in respect of any Group Company;

"Seller Group" means each or any of the Seller and any Affiliate of the Seller from time to time, excluding each Group Company (and any reference to "member of the Seller Group" or, in the case of any member of the Seller Group, to "its group" shall be construed accordingly);

"SDEA" means a safety data exchange agreement to be made between the Seller and the Purchaser and entered into on or about the date hereof;

"Seller Group Guarantees Facility" means the facility with HSBC Bank USA pursuant to which HSBC issues standby letters of credit for the benefit of Group Companies from time to time and which are secured by a cash deposit made by the Seller;

"Seller's Lawyers" means DLA Piper UK LLP of 160 Aldersgate Street, London EC1A 4HT;

"Shares" means the issued shares in each Group Company details of which are set out in part 2 of schedule 1;

"Spanish Shares" means the entire issued share capital of the Spanish Target;

"Spanish Target" means Intercept Pharma Spain, S.L.;

"Supply Agreement" means the agreement entered into on or about the date hereof between Intercept Pharma Europe Ltd. and the Purchaser relating to the supply of the Product;

"Swiss Share" means the one quota share of CHF 20,000 in the capital of the Swiss Target;

"Swiss Target" means Intercept Pharma Switzerland GmbH;

"Tax" or "Taxation" means, save for rates, council tax, municipal taxes and utilities charges, all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies in each case in the nature of tax, and withholdings and deductions required by law in respect of the foregoing, and shall further include social security contributions and payments to a Tax Authority, court or tribunal on account of Tax, in each case, whether chargeable directly or primarily against a Group Company or any other person and wherever and whenever imposed and all related penalties and interest;

"Tax Authority" means any governmental or other authority competent to assess, collect, administer or impose a liability for Taxation and acting in that capacity, whenever and wherever;

"Tax Claim" means a Tax Warranty Claim or Tax Covenant Claim;

"Tax Covenant Claim" means a claim under paragraph 2 of schedule 6 (Tax Covenant);

"Tax Warranties" means the Warranties in paragraph 34 of schedule 2;

"Tax Warranty Claim" means any Claim in relation to any Tax Warranty;

"Territory" means all countries and territories in the world other than the United States and its territories and possessions;

“Trademark Assignment” means the assignment agreement relating to certain trademarks related to the Product to be entered into on or about the date hereof between the Seller (1) and the Purchaser (2);

"Transitional Services Agreement" means the agreement to be entered into on or about the date hereof between the Seller and the Purchaser in relation to certain services to be provided by the Seller to the Purchaser following Completion;

"UK Shares" means the entire issued share capital of each of the UK Targets;

"UK Targets" means Intercept Pharma UK & Ireland Ltd and Intercept Pharma Ltd;

"US GAAP" means the generally accepted accounting principles in the United States of America, including standards and interpretation issued or adopted by the Financial Accounting Standards Board;

"VAT" means value added tax as defined in the Value Added Tax Act 1994 and the EC Sixth Directive on VAT 77/388/EEC, any similar Tax levied by reference to added value or sales and all Taxes of a similar nature levied in addition to or in substitution for the foregoing, in each case imposed, collected or assessed by, or payable to a Tax Authority;

"W&I Policy" means the warranty and indemnity policy to be taken out by the Purchaser at its own cost and for its own benefit for the purposes of the Warranties;

"Warranties" means the warranties given by the Seller in clause 9.1 and schedule 2;

"Warranty Claim" means any Claim in relation to any Warranty;

"Working Capital" means the amounts as at the Effective Time of those items stated in the balance sheet in part 3 of Schedule 5 as relating to Working Capital; and

"Working Capital Target" means USD 13,000,000.

1.2	In this agreement (unless the context requires otherwise):
(a)	"$" and "dollars" means the lawful currency of the United States of America; and
(b)	"including", "includes" or "in particular" means including, includes or in particular without limitation.
1.3	In this agreement (unless the context requires otherwise), any reference to:
(a)	any gender includes all genders, and the singular includes the plural (and vice versa);
(b)

a company includes any company, corporation or body corporate, or any other entity having a separate legal personality; and a person includes an individual, company, partnership, unincorporated association or Authority (whether or not having a separate legal personality); and any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

(c)	any time of day or date is to that time or date in London;
(d)	a day shall be a period of 24 hours running from midnight to midnight, and days shall be to calendar days unless Business Days are specified;
(e)	a month or a year shall be to a calendar month or a calendar year respectively;
(f)

legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any legislation made under or implementing it, in each case for the time being in force (whether before, on or after the date of this agreement);

(g)

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include the specific term stated in the language of such other jurisdiction immediately after it or, if no such term is stated, what most nearly approximates to such English term in such other jurisdiction; and any reference to any specific English law shall be deemed to include any equivalent or similar law in any other jurisdiction; and

(h)	writing or written includes any method of representing or reproducing words in a legible form.
1.4	For the purposes of applying a reference to a monetary sum expressed in dollars in:
(a)	any Warranty; or
(b)	clause 10 (Seller limitations),

an amount in a different currency shall be deemed to be an amount in dollars converted at the closing mid-point spot rate for a transaction between the relevant currency and dollars as quoted by Barclays Bank plc as at the close of business on the Business Day immediately preceding the date of this agreement.

1.5

Unless the context requires otherwise, any reference in this agreement to a clause or schedule, appendix, exhibit or annex is to a clause of or schedule, appendix, exhibit or annex to this agreement, any reference to a part or paragraph is to a part or paragraph of a schedule to this agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.

1.6	This agreement incorporates the schedules and appendices, exhibits, annexes to it.
1.7	The contents list, headings, recitals, background section and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement.
2.	SALE AND PURCHASE OF SHARES
2.1	Subject to the terms of this agreement, the Seller shall sell (or procure the sale of) and the Purchaser shall purchase the Shares on and with effect from Completion.
2.2

The Shares shall be sold free from all Encumbrances and together with all rights of any nature attached or accruing to them on or after Completion (including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Completion Date).

2.3	Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of the Shares unless the sale and purchase of all of the Shares is completed on the Completion Date
3.	CONSIDERATION

Consideration

3.1

The aggregate consideration for the sale and purchase of the Shares shall be the payment by the Purchaser of an amount (“Consideration”), which is calculated as follows (and shall be apportioned as provided in clause 3.4):

(a)	US$ 38,500,000;
(b)	plus an amount equal to the Cash;
(c)	less an amount equal to the Debt;
(d)

plus, if the Actual Working Capital exceeds the Working Capital Target, the amount of the excess or, if the Working Capital Target exceeds the Actual Working Capital, less the amount of such excess; and

(e)	either (as applicable):
(i)	plus, where the Intra-Group Debt is a negative number, such amount (expressed as a positive number); or
(i)	less, where Intra-Group Debt is a positive number, such amount.

The “Initial Consideration” payable by the Purchaser to the Seller at Completion is nil. The parties acknowledge that the calculation above may result in the Consideration being a negative number which requires a payment from the Seller to the Purchaser.

3.2	Payment on account of Consideration

The Purchaser shall pay an amount equal to the Initial Consideration to the Seller on Completion ("Completion Payment") on account of the Consideration in cash in accordance with clause 19.

3.3	Adjusting payment

Within 15 Business Days of the agreement, deemed agreement or determination of the Completion Statements in accordance with schedule 5:

(a)	if the Consideration exceeds the Completion Payment, the Purchaser shall pay an amount equal to the excess to the Seller; or
(b)	if the Consideration is less than the Completion Payment, the Seller shall repay an amount equal to the difference to the Purchaser.
3.4	Apportionment

The Consideration shall be apportioned to the Shares of each Group Company, in the proportions as the Parties may agree prior to Completion or failing such agreement based on a calculation by reference to the proportion the net assets of each Group Company represent as a proportion of the aggregate net assets of all the Group Companies.

4.	CONDITION
4.1	Condition Precedent

The obligations of the Seller and the Purchaser to complete the sale and purchase of the Shares are conditional upon satisfaction (or waiver in accordance with this agreement, to the extent permitted by applicable law) of the following conditions (the “Conditions”):

(a)

the Regulatory Authorities in Austria providing approvals or clearances (or deemed approvals or clearances) relating to the proposed sale and purchase of the Shares under applicable laws, regulations or statutes in the jurisdiction of Austria (the “Austrian AT Condition”);

(b)	the Golden Power Clearance having been issued (in an express way or by tacit consent (silenzio assenso)) in accordance with applicable laws;
(c)

the German Federal Ministry for Economic Affairs and Climate Action (i) in response to the pending jurisdictional consultation having confirmed in writing (email suffices) that the transaction is not subject to a mandatory FDI filing requirement; or otherwise (ii) having cleared the transaction (by way of express clearance or issuing a non-

objection certificate) or the transaction being deemed to be cleared by operation of the law; and

(d)

the relevant Spanish authority providing either: (i) the approval to the acquisition of the Spanish Target by the Purchaser for the purposes of Article 7.bis of Spanish Law 19/2003 of 4th of July; or, alternatively (ii) a confirmation from such authority confirming that the mentioned approval or clearance shall not be required.

4.2	Responsibility for satisfaction
(a)	Purchaser Obligations
(i)	The Purchaser shall use its reasonable endeavours to ensure satisfaction of each of the Conditions as soon as possible.
(ii)	The Purchaser undertakes to:
(A)

(i) submit the filing (or where applicable a draft thereof) to each relevant Regulatory Authority and the relevant Spanish authority promptly following the date of this agreement and in any event within five Business Days of the date of this agreement and (ii) notify the Italian Prime Minister’s Office of the transactions contemplated under this agreement on the terms and conditions of this agreement by serving the relevant notice in the agreed form (“Golden Power Notification”) promptly following the date of this agreement and in any event within five Business Days of the date of this agreement, subject only to the Seller complying with its obligations under clause 4.2(b) below;

(B)	use its reasonable endeavours to avoid any declaration of incompleteness by any Regulatory Authority or any other suspension for the time periods of clearance;
(C)

take all steps necessary to secure the satisfaction of the Austrian AT Condition by the end of any Regulatory Authority’s initial period of review (without the need for a second phase of investigation). In respect of the Austrian AT Condition only, such steps shall include, but are not limited to, proposing, negotiating, offering to commit and agreeing, in each case where necessary to ensure that each the Austrian AT Condition is satisfied prior to the Long Stop Date with the Regulatory Authority to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise the sale, divestiture, license, or disposition of any necessary assets or businesses by the Purchaser or by any member of the ADVANZ Group;

(D)

take all steps reasonably necessary to secure the satisfaction of the Conditions (other than the Austrian AT Condition) by the end of any Regulatory Authority’s initial period of review (without the need for a second phase of investigation);

(E)

procure that the Seller is given a reasonable opportunity to review and comment on drafts of any filings or other material documentation prior to their submission to any Regulatory Authority (it being acknowledged that certain such drafts and/or documents may be shared on a confidential outside counsel to counsel basis only) and to consider and take account of any reasonable comments;

(F)

respond as soon as reasonably practicable to all inquiries received from any Regulatory Authority for additional information or documentation and to supplement such filings as reasonably requested by the Regulatory Authority. The Purchaser undertakes to keep the Seller informed of contact with the Regulatory Authorities and to the extent permitted by law, provide the Seller with copies of all relevant documentation in relation thereto (to the extent such information relates to the Group Companies); and

(G)	promptly notify the Seller after receipt of each such clearance or approval required to satisfy each of the Conditions.
(iii)	The Purchaser shall be responsible for all filing fees and other costs incurred in relation to any filing required to be made in connection with each of the Conditions.
(b)	Seller Obligations
(i)

The Seller undertakes, to the extent permitted by law, to co-operate with the Purchaser and to use its reasonable endeavours to procure that each relevant Group Company co-operates with a view to satisfying each of the Conditions, including, to the extent necessary and on a confidential basis, providing all information and cooperation reasonably required by the Purchaser in relation to the business of the Company and/or relevant Group Company or in relation to the Seller and providing all information required by any Regulatory Authority in relation to the business of the Company and/or relevant Group Company or in relation to the Seller on a timely basis, provided that any information provided in relation to the Seller shall be provided only to the applicable Regulatory Authority and/or, if necessary the Purchaser’s Lawyers on a strictly confidential basis and shall not be provided to the Purchaser.

(ii)

Without prejudice to the above, the Seller undertakes to procure that the Italian Target, in compliance with applicable provisions of the Golden Power Law, executes and notifies the Golden Power Notification under clause 4.2 (a)(ii)(A) above jointly with the Purchaser.

(c)	Seller and Purchaser Obligations
(i)

The Seller undertakes to the Purchaser, to the extent permitted by law, to notify it in writing of anything which it is actually aware will, or which it believes (acting reasonably) is likely to, prevent any of the Conditions from being satisfied on or before the Long Stop Date promptly upon the same coming to the Seller’s attention.

(ii)

The Purchaser undertakes to the Seller, to the extent permitted by law, to notify it in writing of anything which it is actually aware will, or which it believes (acting reasonably) is likely to, prevent any of the Conditions from being satisfied on or before the Long Stop Date promptly upon the same coming to the Purchaser’s attention.

4.3	Non-Satisfaction
(a)

If any of the Conditions is not fulfilled (or waived in accordance with this agreement, to the extent permitted by applicable law) on or before the Long Stop Date, or becomes incapable of satisfaction on or before the Long Stop Date, this agreement shall automatically terminate, provided that each of the Purchaser or the Seller may in its sole discretion extend the Long Stop Date on no more than 2 occasions each and on each such occasion by up to 25 calendar days in the event that the relevant Condition(s) has not been satisfied prior to the Long Stop Date due to a breach by the other of its obligations under this agreement.

(b)

If this agreement terminates in accordance with clause 4.3(a), and without limiting the right of any Party to claim damages, all obligations of the Parties under this agreement shall end (except for the Continuing Provisions) but all rights and liabilities of the Parties which have accrued before termination shall continue to exist.

4.4

The Purchaser shall not be liable for any breach of this clause 4 for failure to take any reasonable step or failing to satisfy any of the Conditions to the extent that such failure arises as a result of the Seller not complying with its obligations under clauses 4.2 (b) or (c).

5.	PRE-COMPLETION
5.1	The Seller shall, from the date of this agreement until the Effective Time:
(a)

procure that each Group Company will conduct its business in the ordinary course of business and that, in the absence of the prior written consent of the Purchaser (such consent not to be unreasonably delayed or withheld), no Group Company will knowingly do or agree to:

(i)

enter into, modify any material term of or terminate (other than expiration or termination by a counterparty ) any Material Contract or any other contract involving revenue or expenditure in excess of US$[***];

(ii)	dispose of or grant any option in respect of any material part of its assets other than stock in the ordinary course of business;
(iii)	acquire or dispose of any fixed asset having a book value in excess of US$[***];
(iv)	make any capital commitment in excess of US$[***] individually or which together with all other such capital commitments entered into during such period exceeds US$[***] in aggregate;
(v)	make any material change in the nature of its business;
(vi)	discontinue or cease to operate all or a material part of its business (except to the extent required to do so by law);
(vii)

make any material variation to the terms and conditions of employment of any employee earning US$[***] per annum or more (other than annual salary increases and benefits in the usual course and or which together with all other variations made between the date of this agreement and Completion would increase the total annual  salary or benefits costs of the Group Companies taken as a whole by [***]% or more;

(viii)

appoint, employ or offer to appoint or employ any person at a rate of remuneration per annum in excess of US$[***] individually or which together with all other appointments, employments or offers made between the date of this agreement and Completion would increase total annual salary or benefits costs of the Group Companies taken as a whole by [***]% or more;

(ix)	other than for cause, dismiss any employee earning US$[***] per annum or more or, directly or indirectly, induce any such employee to terminate his employment;

(x)

borrow money or incur any indebtedness in the nature of borrowing (in each case from or in respect of a person which is not a Group Company and/or a member of the Purchaser Group) otherwise than in the ordinary and usual course of business;

(xi)

grant any loan, advance or capital contribution to any other person other than a loan to any employee in an amount not exceeding US$[***] individually or, which together with all other such loans, advances or capital contributions between the date of this agreement and Completion exceeds US$[***];

(xii)	reduce its share capital or purchase or redeem its own shares;
(xiii)	acquire any share or other interest in any person or acquire any business carried on by any person;
(xiv)	create any Encumbrance or redeem or release any Encumbrance or give any guarantees or indemnities other than in the ordinary course of business;
(xv)

grant, modify or terminate any material rights or entering into any agreement relating to material IP or doing or omitting to do anything to jeopardise the validity or enforceability of any material IP, including the non-payment of any application, search, maintenance or other official fees;

(xvi)	fail to pay any premium in respect of any its insurance policies which are required to be paid to continue such policy of insurance or otherwise reduce the level of cover provided;
(xvii)	institute or settle any legal proceedings where the amount claimed exceeds US$[***] (except for debt collection in the normal course of business);
(xviii)	fail to renew or, when due, pay the premium in respect of any material insurance policy which relates to a Group Company;
(xix)	declare, make or pay any dividend or other distribution;
(xx)	create, allot or issue any shares, loan capital or other securities;
(xxi)	create, issue, redeem or grant any option or right to subscribe in respect of any share or loan capital or other securities;
(xxii)

amend its articles of association, by-laws or equivalent constitutional documents, adopting further articles of association, by-laws or equivalent constitutional documents or passing resolutions which are inconsistent with them except as required by applicable law;

(i)

make any change to the material basis, accounting methods, accounting procedures, policies, reference dates or treatment by reference or practice to which its accounts or other financial statements are prepared (or request a Tax Authority to make such changes);

(ii)	changing its residence for Tax purposes and/or creating a permanent establishment and/or any taxable presence in any jurisdiction outside its jurisdiction of incorporation;
(iii)	amending, retracting or re-submitting any Tax return which has previously been submitted to a Tax Authority (other than at the request of a Tax Authority or to correct errors in such return), or amending, disclaiming or revoking any Tax refund or relief or any claim, surrender or election relating to Tax which has previously been received or submitted or notified to any Tax Authority or otherwise given effect pursuant to applicable law (save where such amendment, disclaimer or revocation is at the request of a Tax Authority or in order to correct an error or will not give rise to any Tax liability for a Group Company);

(iv)

settle, compromise, agree or materially negotiate any liability, audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority, entering into any closing agreement or similar agreement with any Tax Authority in each case on terms which impose obligations or restrictions on a Group Company after Completion in respect of Tax (other than solely in relation to the the payment of a Tax liability pursuant to such settlement);

(v)	consenting to any extension or waiver of a limitation period relating to Tax, outside of the ordinary course on a basis materially inconsistent with past practice; or
(vi)

taking any steps or other action (including making any admission to a Tax Authority) which is inconsistent with past practice which could materially increase any liability to Tax and/or could result in any material liability to Tax arising (or being deemed to arise) or any adverse terms or conditions or other material obligations being imposed upon any Group Company after Completion rather before Completion, other than as required to comply with any applicable laws or generally accepted practice;

(b)	not, and shall procure that IPEL shall not, do or agree to:
(i)	modify or terminate any of the Transaction Documents;
(ii)

deal with its interest in the IP (and applications for IP) which are the subject of the Licence Agreement where the same would have an adverse effect on the rights granted to the Purchaser pursuant to the Licence Agreement;

(iii)

except as contemplated in and/or to comply with an Acquisition Document, make any variation to the terms and conditions of employment of, or (other than for cause) dismiss or terminate the employment of, any employee who is listed as an employee in the BTA (other than annual salary and benefit increases in the ordinary course of business) ; or

(iv)	modify or terminate (other than expiration or termination by a counterparty) any terms of any material contract which is being assigned pursuant the BTA; and
(c)	shall procure that Intercept Pharmaceuticals UK & Ireland Ltd shall enforce its rights pursuant to the BTA in the best interests of Intercept Pharmaceuticals UK & Ireland Ltd.
5.2

Clause 5.1 shall not apply in respect of anything done or to be done pursuant to an Acquisition Document, in order to give effect to an Acquisition Document and/or to the extent required in connection with:

(a)	electing for patent box treatment and/or capitalising research and development costs for IPEL;

(b)	the settlement (on a full and final basis) of the CEPS Matter for an amount less than or equal to the CEPS Base Amount;
(c)	settlement (on a full and final basis) of any claim from any employee in respect of any matter which has been Disclosed;
(d)	the transfer of a Canadian marketing agreement and Spanish filings solely to reflect the removal of [***] as a director of the Spanish target;
(e)	anything which is required to be done (or not done) in order to comply with any applicable law or regulation; and
(f)	anything which is required to be done (or not done) in order for Seller to comply with any binding obligations under any indenture and security agreements relating to Seller’s bond debt.
5.3	Subject to clause 5.4, from the date of this agreement until Completion the Seller shall procure that the Purchaser and its Agents shall be allowed:
(i)	reasonable access to, and to take copies of (at the Purchaser’s sole expense), the books, records and documents of or relating in whole or in part to the Group; and
(ii)	reasonable access to the directors and employees of the Group (who shall be instructed to assist Purchaser or any of the Purchaser’s Agents with any such reasonable request ).
5.4	Any access granted pursuant to clause 5.3 shall only be permitted:
(i)	within normal working hours and on reasonable prior notice having been provided to the Seller;
(ii)	to the extent reasonably required by the Purchaser to plan for the integration of the Group into the Purchaser’s Group; and
(iii)

provided that access shall not give the Purchaser or its Agents any right to give instructions or otherwise interfere with the management and conduct of any Group Company and is otherwise subject to the legal, regulatory and compliance obligations of the Group Companies.

5.5

Any request for consent for any matter pursuant to clause 5.1 shall be sent by email to [***] and [***]. The Purchaser shall respond as soon as is reasonably practicable.  If no response is received within five Business Days of such request, then consent shall be deemed to have been given.

5.6

Prior to Completion the Seller shall procure that the employment of each of [***] and [***] are transferred to an entity other than a Group Company with effect from a time on or prior to Completion in such a manner and on terms that the relevant Group Company shall have no liability arising out of such transfer.

5.7

Not later than 3 Business Days prior to Completion the Seller shall procure that any amounts which would otherwise constitute Intra Group Debt are settled in cash prior to Completion and to therefore reduce the amount of any Intra Group Debt in existence at Completion and such settlement shall be on terms such that there is no additional liability for any Group Company other than to repay the amount of any Intra Group Debt.  The Seller shall provide to the

Purchaser details of the proposed steps to be taken to enable such Intra Group Debt to be settled.  To the extent that any steps require the issue of shares by any Group Company then for the avoidance of doubt such shares issued shall constitute “Shares” for the purpose of this agreement.

6.	SIGNING OBLIGATIONS

On the date hereof, immediately after signing this agreement:

6.1	the Seller shall procure that there are delivered to the Purchaser:
(a)	the Transitional Services Agreement executed by the Seller;
(b)	the Licence Agreement, duly executed by Intercept Pharmaceuticals Europe Ltd.;
(c)	the Supply Agreement duly executed by Intercept Pharmaceuticals Europe Ltd.;
(d)	the SDEA, signed by or on behalf of Intercept Pharmaceuticals, Inc.;
(e)	the BTA duly executed by Intercept Pharmaceuticals Europe Ltd; and
(f)	the Trademark Assignment duly executed by the Seller
6.2	the Purchaser shall procure that there are delivered to the Seller duly executed counterparts of each of the agreements referred to in clauses 6.1(a) to 6.1(e) (inclusive).
7.	COMPLETION
7.1	Completion arrangements

Completion of the sale and purchase of the Shares shall take place on the Completion Date at such place or in such manner as shall be agreed by the parties.

7.2	Completion actions

On Completion:

(a)the Seller shall:

a)	deliver, or procure the delivery of, the documents set out in part 1 of schedule 4 to the Purchaser; and
b)	comply, or procure compliance, with the obligations set out in that part; and

(b)the Purchaser shall:

a)	deliver, or procure the delivery of, the documents set out in part 2 of schedule 4 to the Seller; and
b)	comply, or procure compliance, with the obligations set out in that part.

7.3	Non-compliance

If, on the Completion Date, any party does not comply with its obligations under clause 7.2 in any material respect, then the Seller (in the case of the Purchaser's non-compliance) or the Purchaser (in the case of the Seller's non-compliance) may by notice to the other:

(a)	proceed to Completion to the extent reasonably practicable;
(b)

postpone Completion to another date not less than two (2) nor more than five (5) Business Days after the Completion Date (so that the provisions of this clause 7 (other than this clause 7.3(b)) shall apply as if that later date is the Completion Date); or

(c)	subject to Completion having first been postponed in accordance with clause 7.3(b), terminate this agreement.
7.4	Effect of termination

If this agreement is terminated pursuant to clause 7.3(c), then each party's further rights, obligations and liabilities under this agreement shall cease immediately on termination, except for:

(a)	each party's accrued rights (including the right to claim any remedy for breach or non-performance), obligations and liabilities as at the date of termination; and
(b)

each party's continuing rights, obligations and liabilities under this clause 7.4 and clauses 1 (Definitions and interpretation), 13 (Confidentiality and announcements), 16 (Assignment and successors), 17 (Third party rights), 18 (Costs and expenses), 19 (Payments, etc), 21 (Entire agreement), 22.1 (Severance), 22.2 (Variation), 22.3 (Waiver), 22.4 (Cumulative remedies), 22.5 (Counterparts), 23 (Notices), 24 (Agent for service) and 25 (Governing law and language).

To the extent lawful and except as stated in clause 7.3(c) or in the case of fraud or fraudulent concealment, no party shall have any right to rescind or terminate this agreement or to treat it as having been terminated (whether before or after Completion).

8.	PURCHASER WARRANTIES

Purchaser warranties

The Purchaser warrants to the Seller as at the date of this agreement that:

(a)	it is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation;
(b)

it has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party;

(c)

this agreement and each other Acquisition Document to which it is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it and will be enforceable in accordance with their respective terms (assuming that each such Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised);

(d)	the entry into and performance of its obligations under this agreement and each other Acquisition Document will not:
a)	conflict with or breach any provision of its constitutional documents;
b)	breach any agreement or instrument to which it is a party or by which it is bound and which is material in the context of the Acquisition;
c)	conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits which is material in the context of the Acquisition; or
d)	require the consent, approval or authorisation of any Authority;
(e)

it is not insolvent under the law of its jurisdiction of incorporation or of any jurisdiction in which it carries on business, and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due;

(f)	no arrangement or compromise has been made by it with its creditors;
(g)	so far as it is aware, no insolvency proceedings have been commenced or applied for, nor has any liquidator, receiver or similar officer been appointed, in relation to it or any of its assets; and
(h)	no resolution has been passed, proceedings commenced or order made for its winding-up or any other reorganisation or restructuring.
9.	SELLER WARRANTIES
9.1	Warranties

The Seller warrants to the Purchaser that, save as Disclosed, each of the statements set out in schedule 2 are true and accurate as at the date of this agreement and, in the case of the Key Warranties only, will be true and accurate at Completion.

9.2	Separate and independent

Each of the Warranties is separate and independent.

9.3	Knowledge or awareness

Any Warranty qualified by a reference (however expressed) to the knowledge or awareness of the Seller shall be limited to the actual knowledge or awareness of the following persons in column (1) of the table below in relation to the Warranties set out in column (2) of the table below:

Warranties	Persons
All	[***] (Assistant Corporate Secretary), [***] (VP, Legal Affairs), [***] (General Counsel), [***] (Chief Financial Officer) and [***] (Corporate Counsel)

6 (Accounts), 7 (Period since Accounts Date), 8 (Funding), 9 (Grants and state aid), 10 (Assets), 11 (Debtors), 19 (Guarantees, etc)	[***] (Chief Accounting Officer & Treasurer) and [***] (Executive Director, Finance)
12 (Real property)	[***] (Head/Director, Global Facilities)
14 (IP)	[***] (VP, Chief Intellectual Property Counsel)
15 (Regulatory)	[***] (SVP, Regulatory Affairs)
16 (IT Systems)	[***] (VP, Global Information Technology) and [***] (Director, IT Business Partner, International)
17 (Data protection), 18 (Confidential information), 23 (Licences), 30 (Compliance with laws), 31 (Anti-Bribery and Improper Payment)	[***] (Global Chief Compliance and Privacy Officer)
20 (Key contracts), 21 (Terms of Trade), 22 (Product), 35 (BTA)

[***] (Director and SVP, Commercial), [***] (Chief Commercial Officer) and [***] (Regional VP Iberia, France and Markets Expansion), [***] (SVP, Medical Affairs, Safety & Pharmacovigilance) and [***] (President of Research & Development; Chief Medical Officer), [***] (Head of Medical Affairs, INTL), [***] (Chief Quality Officer; SVP, Operations), [***] (VP, Product Development), [***] (Director, Global Supply Chain Planning)

25 (Employees and terms of employment), 26 (Senior Employees), 27 (Trade unions, etc), 28 (Employment disputes), 29 (Pension obligations)	[***] (Chief Human Resources Officer) and [***] (VP, Head of HR, International Region)
34 (Tax)	[***] (VP Tax and Treasury)

9.4	No rights against the Group Companies, etc

Save in the case of fraud or deliberate misstatement, misconduct or concealment, the Seller undertakes to the Purchaser that each of it and each member of the Seller’s Group (and each of their respective directors, officers and employees) has no rights against (and waive any rights it may have against) and shall not make any claim against:

(a)	any of the Group Companies; or
(b)	(save in the case of fraud or fraudulent concealment) any current director, officer or employee of any Group Company.

other than any claim which may arise after Completion pursuant to any of the Transaction Documents, any amounts due pursuant to the VAT Group arrangements or any amounts due in respect of any Intra Group Debt which remains outstanding at Completion.

10.	SELLER LIMITATIONS
10.1	Financial cap

The aggregate liability of the Seller for all Warranty Claims and Tax Covenant Claims except for any Key Warranty Claim , including interest and costs, shall not exceed US$1. The aggregate liability of the Seller and each other member of the Seller Group in respect of all claims pursuant to this agreement and all other Acquisition Documents shall not exceed US$405,000,000.

10.2	Time limits
(a)

The Seller shall not be liable for any Warranty Claim or Tax Covenant Claim unless the Purchaser has given notice of such Warranty Claim or Tax Covenant Claim to the Seller on or before the date specified against that type of Warranty Claim or Tax Covenant Claim below:

Claim relating to:	Time limit:
Key Warranties	Two years from Completion
Tax Warranties and Covenant Claims	Seven years from Completion
Any other Warranty	One year from Completion

10.3	Information and knowledge

The Seller shall not be liable for any Warranty Claim to the extent that the matter giving rise to it:

(a)	has been Disclosed; or
(b)	was, at the date of this agreement, known by the Purchaser Relevant Persons and which it was reasonable for the Purchaser Relevant Persons to know could give rise to a Warranty Claim.
10.4	Completion Statements

The Seller shall not be liable for any Warranty Claim if and to the extent that the matter giving rise to it has been specifically provided for in the Completion Statements.

10.5	Insurance

The Seller shall not be liable for any Warranty Claim if and to the extent that the loss, liability or damage to which it relates is recovered by the Purchaser Group under any insurance policy, including, without limitation, the W&I Policy.

10.6	Other exclusions

The Seller shall not be liable for any Warranty Claim to the extent that it arises from or is otherwise attributable to, or the amount of such Warranty Claim is increased as a result of any new or amended legislation, law or administrative or regulatory practice, or any change in the generally accepted interpretation or application of any legislation or law, in each case taking effect after Completion.

10.7	Non-application of limitations

Nothing in clauses 10.1 to 10.6 (inclusive) and clause 10.10 shall operate to exclude or limit the liability of the Seller in relation to any Claim that arises as a result of the fraud of the Seller.

10.8	No double recovery

Any payment made by the Seller in respect of any Claim shall satisfy and discharge any other Claim which is capable of being made against the Seller in respect of the same loss, but only to the extent of the payment made.

10.9	Claim to be reduction of Consideration

Any payment by the Seller in respect of any Claim shall, to the extent legally possible, be deemed to reduce the Consideration received by the Seller.

10.10	W&I Policy

Notwithstanding any provision to the contrary in this agreement:

a)	the parties acknowledge that the Purchaser has the benefit of the W&I Policy which provides (conditional on Completion) insurance coverage in respect of Warranty Claims and Tax Covenant Claims;
b)

the Purchaser shall procure that the W&I Policy contains terms to the effect that the insurer shall be subrogated to (or may require the Purchaser to assign to the insurer) all rights of recovery of the Purchaser or the Group, save that the insurer shall only be entitled to subrogate against the Seller if the loss arose in whole or part out of the Seller’s fraud or fraudulent misrepresentation; and

c)	the Purchaser shall:
i.	provide a certified copy of the W&I Policy to the Seller within five (5) Business Days of the date of this agreement;
ii.

not agree to any amendment, variation, novation, assignment or waiver of the W&I Policy (or do anything which has a similar effect), where such amendment, variation, novation, assignment or waiver would have an adverse effect on the Seller, without the express prior written consent of the Seller; and

iii.

without limitation to any right of the Seller to separately enforce such terms, use all reasonable endeavours to enforce any term in the W&I Policy under which the insurer waives its rights to take subrogated action against the Seller upon the terms set out in the W&I Policy;

d)	the Purchaser acknowledges that there shall not be any excess or any other amount payable by the Seller under the W&I Policy.
10.11	The limitations of liability referred to in this clause 10 shall apply irrespective of whether or not the Purchaser has obtained, or will obtain, a W&I Policy, or any non-payment (including of premium) under or in respect of a W&I Policy, any expiry or termination of a W&I Policy for any reason whatsoever, insolvency of the insuring parties of a W&I Policy or if the W&I Policy is not otherwise effective or has not come into force or the Purchaser is unable to recover under a W&I Policy and the Purchaser’s sole recourse against the Seller for any Warranty Claims (except for any Key Warranty Claim) and Tax Covenant Claims shall be capped at $1.

11.	SELLER RESTRICTIVE COVENANTS
11.1	Employees
(a)

The Seller shall not, and shall procure that the Seller Group shall not, for a period of three (3) years after the Completion Date, either for itself or jointly with or for any other person, directly or indirectly, solicit, employ or engage any person who was at Completion employed by any Group Company with an annual salary in excess of US$[***].

(b)

Nothing in clause (a) shall prohibit the Seller Group from employing any person who responds to a recruitment advertisement which is one directed at suitable candidates generally or whose employment with the Purchaser Group has ceased, provided that such response or cessation was not solicited or induced directly or indirectly by the Seller Group.

11.2	Competing businesses; customers and suppliers

The Seller shall not, and shall procure that the Seller Group shall not, for a period of three (3) years after the Completion Date carry on any Competing Business.

11.3	Permitted actions

Nothing in clause 11.2 shall prohibit the Seller Group from:

(a)	holding up to five (5) per cent of the shares in any company listed or traded on any securities exchange;
(b)	performing its obligations as a contractor of the Purchaser Group (including those under the Transitional Services Agreement, the Licence Agreement, the BTA and/or the Supply Agreement);
(c)	manufacturing Product in any territory or marketing and/or selling Product outside of the Territory.
11.4	Acknowledgement

The Seller agrees and acknowledges that the restrictions contained in this clause 11 are fair and reasonable, and necessary to assure to the Purchaser the full value and benefit of the Shares.

12.	PRE-SALE MERGER
12.1	The Seller shall procure that ownership of the entire issued share capital of the Italian Target is transferred at Completion to the Purchaser by Intercept Pharmaceuticals LLC.
13.	CONFIDENTIALITY AND ANNOUNCEMENTS
13.1	Definitions

In this clause 13:

(a)	"Announcements" means:
(i)	the announcement to be issued by the Seller and the Purchaser on Completion, the form of which is to be agreed between the parties following singing of this agreement; and
(ii)	the announcement in the Agreed Form to be issued by the Seller and the Purchaser following signing of this agreement.
(b)	"discloser" means the person making the announcement or disclosing or using the information; and, for the purposes of clause 13.5(a), includes its group; and
(c)	"Relevant Party" means (a) when the discloser is a member of the Purchaser Group, the Seller; or (b) when the discloser is a member of the Seller Group, the Purchaser.
13.2	Announcements

Other than the Announcement and as permitted under clause 13.4, no party shall, and each party shall procure that its group shall not, at any time issue, or procure the issue of, any press release, circular or other publicity relating to the existence or provisions of this agreement or any other Acquisition Document or the sale and purchase of the Shares except as required by law (including United States securities laws).

13.3	Transaction and parties' confidential information

Other than as permitted under clause 13.4, each party shall, and shall procure that its group shall, at all times keep confidential:

(a)	the provisions and subject matter of, and the negotiations relating to, this agreement and any other Acquisition Document; and
(b)

all confidential information of the other party or its group (in the case of the Purchaser, including the Group from Completion) received by it as a result of negotiating, entering into or performing this agreement, and shall use the information only for the purposes contemplated by this agreement or any other Acquisition Document.

13.4	Permitted announcements and disclosures

Clauses 13.2 and 13.3 shall not restrict the making of any announcement or the disclosure or use of information:

(a)	with the prior written consent of the Relevant Party, such consent not to be unreasonably withheld or delayed;
(b)

to the extent required by any applicable law or any Authority or securities exchange, including, without limitation, the requirements of the Securities and Exchange Commission and Nasdaq Stock Exchange; or

(c)	that is consistent in all material respects with the Announcement, or any other announcement issued in accordance with this clause 13.4.
13.5	Other permitted disclosures

Clauses 13.2 and 13.3 shall not restrict the disclosure or use of information if and to the extent:

(a)	the information is or becomes publicly available (other than as a result of a breach by the discloser of any provision of this agreement);
(b)	the information is independently developed after Completion;
(c)	expressly required or permitted by, or required for or in connection with the performance by any party of its obligations under, this agreement or any other Acquisition Document;
(d)

required for or in connection with the performance by the Seller Group of its obligations as a contractor of the Purchaser Group (including those under the Transitional Services Agreement, Supply Agreement, Licence Agreement) or otherwise for the benefit of the Purchaser Group; or

(e)	disclosure is made on a strictly confidential and need to know basis by the discloser to:
a)

its group or any of its or its group's officers, employees, consultants, agents, insurers, pension trustees, professional advisers, debt providers or auditors who are subject to confidentiality obligations; or

b)	in the case of the Purchaser:
i.	any member of the Purchaser Group;
ii.	any entity within the Nordic Capital Sphere;
iii.

any Fund which owns any interest in any group undertaking of the Purchaser in respect of which any member of its group is a general partner, manager, operator or investment adviser (in each case, whether solely or jointly with others);

iv.	any Fund which has the same general partner, operator, manager or investment adviser as any Fund referred to in (iii) above;

v.	any general partner, operator, manager or investment adviser to any Fund referred to in (iii) or ((iv) above;
vi.	any group undertaking of any entity referred to in (iii), (iv or (v) above;
vii.

any scheme under which certain officers, employees or partners of any group undertaking of any entity referred to in (iii), (iv) or (v) are entitled (as individuals or through a body corporate or any other vehicle) to acquire shares in companies in which any group undertaking of any entity referred to in (iii), (iv or (v) also invests, or any person (excluding natural persons) holding shares or other interests under such a scheme or entitled to the benefits of shares or other interests under such a scheme; and

viii.	any director, employee or partner of any of the above.
14.	CEPS MATTER
14.1

Subject to the finally resolved Relevant CEPS Amount exceeding the Base CEPS Amount, the Seller undertakes to the Purchaser that it shall, within 15 Business Days of a demand by the Purchaser, and subject to the Purchaser providing evidence of it having paid the same, pay to the Purchaser or the French Target or any Group Company designated by the Purchaser (on a Euro for Euro basis)

(a)	an amount, equal to the Relevant CEPS Amount less the Base CEPS Amount (the “CEPS Reimbursement”);
(b)

less the amount of any actual cash Tax benefit or saving for the Purchaser and/or any Group Company that it reasonably determines, acting in good faith, that part of the Relevant CEPS Amount as corresponds to the CEPS Reimbursement (including all reasonable costs and expenses determined in accordance with paragraph 14.1, (b)) is reasonably expected to give rise to at any time.

14.2

Subject to the finally resolved Relevant CEPS Amount being less than the Base CEPS Amount in Euros, the Purchaser undertakes to the Seller that it shall, within 15 Business Days of payment of the Relevant CEPS Amount, pay to the Seller (on a Euro for Euro basis):

(a)	an amount equal to the Base CEPS Amount less the Relevant CEPS Amount (the “CEPS Reimbursement”); less
(b)	all costs and expenses properly incurred by the Purchaser, the French Target or any Group Company in connection with the CEPS Matter.
14.3	The Purchaser shall, and shall procure that the Purchaser Group shall:
(a)

consult with the Seller, and, consider in good faith all reasonably commercial actions as the Seller may reasonably request in writing to assess, defend, mitigate, settle or compromise the amount of the CEPS Reimbursement or to defend, mitigate or settle the CEPS Matter or to appeal against any judgment or other adjudication made in relation to the CEPS Matter; and

(b)	otherwise, use all commercially reasonable endeavours to take reasonable steps required by the Seller to minimise its liability in relation to the CEPS Reimbursement.

(c)	Not settle or agree the Relevant CEPS Amount with the French Authority, or appeal any determination thereof without the prior written consent of the Seller (not to be unreasonably withheld or delayed)
14.4

No member of the Purchaser Group shall be required to take any action or to omit to do anything pursuant to clause 14.3 (a) or (b) which, on a reasonable view, would have a material and adverse effect on the business, goodwill, standing or reputation, or to its relationship with customers, suppliers, employees, or Authorities with oversight of, or be materially onerous or prejudicial to, any Group Company or which might, in the reasonable opinion of the Purchaser, adversely impact the Purchaser Group’s relationship or future dealings with the French Authorities such that the sales or profitability of the Product in France might reasonably be expected to be adversely impacted to an extent which is material in the context of the amount of the CEPS Reimbursement.

14.5

Until such time as the CEPS Matter is finally resolved, the Purchaser shall procure that all material information, correspondence and other communication received or transmitted, sent or communicated by it or any Group Company in relation to the CEPS Matter is shared with the Seller as soon as is reasonably practicable and to the extent legally permissible.

14.6

For the purposes of this clause 14, “finally resolved” shall mean agreed in writing by the relevant Group Company or determined by a court of competent jurisdiction in respect of which (a) there is no right of appeal or (b) no appeal is launched within 60 days of such court’s determination.

15.	GROUP SEPARATION MATTERS
15.1	Seller's access to information

The Purchaser shall procure that:

(a)

all books of account, records, documents and information of any Group Company (in whatever form) relating to the period before Completion that are held by the Group ("Group Company Information") are preserved for seven (7) years from the Completion Date (or such longer period required by applicable laws); and

(b)

(on giving reasonable notice to the Purchaser and subject to the Seller giving such undertakings as to confidentiality as the Purchaser shall reasonably require) the Seller Group and its representatives are permitted, during normal business hours, to have access to, and to take copies (at the Seller's expense) of, such Group Company Information as they reasonably require for Tax, accounting or insurance purposes, or to comply with any applicable law or requirement of any Authority or securities exchange.

15.2	Purchaser's access to information

The Seller shall procure that:

(a)

all books of account, records, documents and information of any Group Company (in whatever form) relating to the period before Completion that are retained by the Seller Group ("Retained Information") are preserved for seven (7) years from the Completion Date (or such longer period required by applicable laws); and

(b)	(on giving reasonable notice to the Seller) each Group Company and its representatives are permitted, during normal business hours, to have access to, and to take copies (at such Group Company's expense) of, its Retained Information as they reasonably require for Tax, accounting or insurance purposes, or to comply with any applicable law or requirement of any Authority or securities exchange.

15.3	Intra-group guarantees given by Group Companies
(a)

The Seller shall use all reasonable endeavours to procure the release of each Group Company from all guarantees, securities, indemnities, agreements or other commitments given by or binding on any Group Company in respect of any obligation or liability of the Seller Group ("Group Company Guarantees") as soon as reasonably practicable after Completion.

(b)

The Seller shall indemnify the Purchaser and each Group Company against all liabilities, costs and expenses incurred (whether before or after Completion) under or in relation to the Group Company Guarantees.

15.4	Intra-group guarantees given by Seller Group

The Purchaser acknowledges that with effect from Completion the Seller shall cease to provide collateral as security for the Seller Group Guarantees Facility.  The Seller and the Purchaser shall cooperate with the aim that from Completion the letters of credit issued pursuant to the Seller Group Guarantees Facility shall remain in effect but the Seller shall not be under any obligation to provide any security for such facility post Completion.

15.5	Insurance

The Purchaser acknowledges and agrees with the Seller that, on and with effect from Completion:

(a)	all insurance coverage provided in relation to any Group Company pursuant to policies maintained by the Seller Group (each a "Seller Insurance Policy") shall cease; and
(b)	it shall be the sole responsibility of the Purchaser to ensure that adequate insurance policies are put in place for each Group Company.
15.6	Canadian Marketing Authorisation

Within 15 Business Days of the date of this Agreement the Seller shall apply for the transfer of the Canadian Marketing Authorisation from the Seller to the Canadian Target.

15.7	Websites

The Seller shall procure that on or promptly following Completion it takes the relevant action (including execution of relevant documents) to apply to transfer registration of the Marketing Websites to the Purchaser or such member of the Purchaser Group as it may direct.

15.8	VAT Group
(a)

The Purchaser acknowledges that prior to Completion the Seller may make an application for the Irish Target to retrospectively join the VAT Group and to the extent such application remains outstanding at Completion shall, subject to the Seller providing reasonable details of the Seller’s and its advisers’ analysis regarding there being no adverse consequences for the Purchaser and any Group Company and reasonably consulting with the Purchaser thereon, provide the Seller with such reasonable assistance (at the Seller’s cost)  as may be requested (including the signing of relevant documents) in connection with such application.

(b)

The Seller and (to the extent relevant) the Purchaser agree to take all reasonable steps to procure that each relevant Group Company is removed from the VAT Group with effect from not later than the Completion Date, and to provide all reasonable co-operation and assistance (including, to the extent relevant and without limitation, the giving of consents and making of elections) to each other in respect of such removal.

(c)

The Purchaser shall procure that each relevant Group Company provides such information and assistance to the Representative Member that is reasonably necessary to enable the Representative Member to make the returns and provide the information required for VAT purposes in respect of the period for which such Group Company was a member of the VAT Group.

(d)

The Purchaser shall pay, or shall procure that there is paid, to the Representative Member (on behalf of each relevant Group Company) an amount (if any) equal to any VAT for which the Representative Member is accountable that is properly attributable to Supplies made by a Group Company while a member of the VAT Group less the amount of deductible input tax that is properly attributable to those Supplies.

(e)

Such payment shall be made in cleared funds no later than the date which is the later of the date ten Business Days after the Purchaser receives a demand for payment from the Seller or the Representative Member and two Business Days before the first date on which the VAT in question is payable to the relevant Tax Authority in order to avoid any related interest or penalty.  No payment shall be required under this clause 14.6(c) to the extent that the relevant Group Company made a payment in respect of such VAT to the Representative Member already on or before Completion.

(f)

In relation to any pre-Completion period, the Seller shall pay, or shall procure that there is paid, to the Purchaser (on behalf of each relevant Group Company) an amount (if any) equal to any repayment of VAT received by the Representative Member or any credit obtained by the Representative Member (in either case) by reference to an excess of:

i.	any deductible input VAT attributable to Supplies to each such Group Company during the pre-Completion period while a member of such VAT Group; over
ii.	output VAT attributable to Supplies made by such relevant Group Company during the pre-Completion period while a member of the relevant VAT Group,

to the extent that such repayment or credit has been taken into account as an asset (or reduction in a liability) in the Actual Working Capital in the Completion Statements, such payment to be made in cleared funds as soon as reasonably practicable following receipt of the relevant repayment by, or set off of the relevant credit against a liability of, the Representative Member. No payment shall be due under this clause 14.6(d) to the extent payment in respect of the relevant repayment or credit has been made already by the Representative Member on or before Completion.  The Purchaser shall provide such information in respect of output VAT and deductible input VAT of any Group Company (which is relevant either to this clause 14.6(d) or clause 14.6(e)), to the extent that such information is in the possession or control of the Purchaser or the relevant Group Company, as may be required for the Representative Member to make the returns and provide the information required to be provided by it for VAT purposes.

(g)

In relation to any post-Completion period, the Seller shall pay, or shall procure that there is paid, to the Purchaser (on behalf of each relevant Group Company which is a member of the VAT Group) an amount (if any) equal to any repayment of VAT received by the Representative Member or any credit obtained by the Representative Member by reference to an excess of:

a)	any deductible input VAT attributable to Supplies to each such Group Company during the post-Completion period while a member of such VAT Group; over
b)	output VAT attributable to Supplies made by such relevant Group Company during the post-Completion period while a member of the relevant VAT Group,

such payment to be made in cleared funds as soon as reasonably practicable following receipt of the relevant repayment by, or set off of the relevant credit against a liability of, the Representative Member.

15.9	For the purposes of clause 15.6:
(a)	“Representative Member” means Intercept Pharma Europe Ltd.
(b)	“Supplies” means any supply, acquisition or importation;
(c)	“VAT Group” means the UK VAT group having registration number GB 626 8036 35, the representative member of which is the Representative Member at the date hereof.
15.10	Tax Matters

Following signature of this agreement the Seller shall, in conjunction with its third party advisers, prepare for delivery to the Purchaser a file of historic information relating to the tax affairs (including without limitation the tax losses and a breakdown of such losses and reasonable evidence of the same) of the Group Companies and shall liaise with the Purchaser to agree the scope of such information with the intent that such file will include the relevant information in reasonable detail to be provided to any Tax Authority in support of any filings made or to be made in respect of any period prior to Completion.

16.	ASSIGNMENT AND SUCCESSORS
16.1

No person shall assign, transfer, charge or otherwise deal with all or any of its benefits, rights or obligations under this agreement, or grant, declare, create or dispose of any right or interest in this agreement, without the prior written consent of the Seller and the Purchaser (such consent not to be unreasonably withheld or delayed).

16.2	The Purchaser and any permitted assignee under this clause 16.2 may assign all or any of its benefits or rights under this agreement to the Purchaser Group.
16.3

If the Purchaser assigns any of its benefits or rights under this agreement as permitted by this clause 16, then the liability of the Seller to the assignee shall not be greater than it would have been had such assignment not taken place, and all the benefits, rights and protections afforded to the Seller shall continue to apply for the benefit of the Seller as against the assignee as they would have applied as against the Purchaser.

16.4	This agreement shall be binding on and continue for the benefit of the successors and permitted assignees of each party.
17.	THIRD PARTY RIGHTS
17.1

Each member of the Seller Group which is party to an Acquisition Document shall have the right to enforce clause 10.1 as if a party to this agreement. No other person who is not a party to this agreement shall not have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

17.2	The parties may, without the consent of the Seller Group (other than the Seller) rescind or vary this agreement in such a way as to extinguish or alter the benefits or rights conferred by clause 17.1
18.	COSTS AND EXPENSES
18.1

The Purchaser shall pay any notarial fees and costs, any registration fees and any stamp duty or other similar transfer tax payable in connection with this agreement or its execution or on or in respect of the transfer of the Shares.

18.2

Unless otherwise expressly provided in this agreement, each party shall bear its own costs, charges and expenses incurred in relation to the preparation, negotiation, execution and implementation of this agreement.

19.	PAYMENTS, ETC
19.1	In this clause 19, "Payment Account" means:
(a)

if the relevant payment is to be made to the Seller, the account of the Seller notified to the Purchaser for this purpose not less than three (3) Business Days before the date such payment is due and any payment so made will constitute a good, effective and complete discharge of the Purchaser’s obligation to make that payment, in an amount not exceeding the amount of the payment which is made;

(b)	if the relevant payment is to be made to the Purchaser, the account of the Purchaser notified to the Seller for this purpose not less than three (3) Business Days before the date such payment is due.
19.2	Any payment to be made to the Seller or the Purchaser under this agreement shall be made in US dollars by transfer of immediately available funds for same day value to the Payment Account.
19.3

Each party shall pay, and shall procure that its group pays, all amounts due under this agreement in full, without any set-off, counterclaim, deduction or withholding, except to the extent required by applicable laws. Any such deduction or withholding which is required by law shall not exceed the minimum amount required by law, and (apart from in relation to the Consideration and any interest) the payer shall be obliged to simultaneously pay to the payee such sum as will after such deduction or withholding has been made leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding..  If any additional amount is paid under this clause 18.3 by virtue of any deduction or withholding and the payee receives a Tax credit, repayment or other benefit by reason of such deduction or withholding, the payee shall repay to the payer an amount equal to the lesser of that Tax credit, repayment or other benefit and the additional amount paid under this clause 19.3.

19.4

To the extent that any payment (excluding in relation to the Consideration and any interest) pursuant to any indemnity or covenant to pay in this agreement is subject to a charge to Tax in the hands of the payee, the payer shall simultaneously pay to the payee such sum as will ensure that after payment of any Tax charged on such sum in the hands of the payee, the payee shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Tax.

19.5

For the purposes of clause 19.4, if a payment would have been charged or subject to Tax in the hands of a payee but for the availability of any Relief (other than an exemption), the payee shall be deemed to have been subject to Tax.

19.6

Unless otherwise expressly provided in this agreement, if any amount payable under this agreement is not paid by the due date for payment, then interest shall also be paid on that amount from (and including) the due date for payment to (but excluding) the date it is paid (whether before or after judgment) at the base rate of the Bank of England plus 5% accruing on a daily basis, and compounded monthly.

20.	FURTHER ASSURANCE

Each party shall from time to time, so far as it is reasonably able, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as may be reasonably requested of it (at the requesting party's expense) to give effect to this agreement and the Acquisition Documents.

21.	ENTIRE AGREEMENT
21.1	In this clause 21, "Statement" means representation, warranty, statement or assurance (whether contractual or otherwise).
21.2

The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in connection with the transactions contemplated by the Acquisition Documents.  Accordingly, they supersede and extinguish all previous agreements, arrangements and understandings between, and (except to the extent incorporated in the Acquisition Documents) all Statements given by, the parties in connection with such transactions.

21.3

Each party acknowledges that it has not relied on, or been induced to enter into any Acquisition Document by, any Statement given by any person (whether a party to this agreement or not) that is not incorporated in any Acquisition Document.

21.4	No party shall be liable in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way for any Statement that is not incorporated in any Acquisition Document.
21.5	No party shall be liable in tort or under the Misrepresentation Act 1967 for any Statement that is incorporated in any Acquisition Document.
21.6	This clause 21 shall not exclude or limit any liability or remedy arising as a result of any fraud.

22.	GENERAL
22.1	Severance

If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, that shall not affect or impair the legality, validity or enforceability of (a) any other provision of this agreement in that jurisdiction; or (b) that provision or any other provision of this agreement in any other relevant jurisdiction.  If any illegal, invalid or unenforceable provision of this agreement would be legal, valid and enforceable if some part or parts of it were modified, such provision shall apply with whatever modification is necessary so that it is legal, valid and enforceable and gives effect to the commercial intention of the parties.

22.2	Variation

No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of the Seller and the Purchaser.

22.3	Waiver

Any waiver of any right or remedy under or in respect of this agreement shall only be valid if it is in writing, and shall apply only to the person to whom it is addressed and in the specific circumstances for which it is given.  Unless otherwise expressly provided in this agreement, no right or remedy under or in respect of this agreement shall be precluded, waived or impaired by (a) any failure to exercise or delay in exercising it; (b) any single or partial exercise of it; (c) any earlier waiver of it, whether in whole or in part; or (d) any failure to exercise, delay in exercising, single or partial exercise of or earlier waiver of any other such right or remedy.

22.4	Cumulative remedies

Unless otherwise expressly provided in this agreement, the rights and remedies under this agreement are in addition to, and do not exclude, any rights or remedies provided by law.

22.5	Counterparts

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement. A signed copy of this agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this agreement.

22.6	Effect of Completion

Each provision of this agreement (other than any obligation which is fully performed at Completion) shall remain in full force and effect after Completion.

23.	NOTICES
23.1	Interpretation

In this clause 23 any reference to a time is to the local time in the place at or to which the Notice is delivered or sent.

23.2	Form and method of giving Notice

Any notice or other communication to be given or made under or in connection with this agreement ("Notice") shall be in writing in English, sent to the relevant party at the postal or email address and for the attention of the person specified in clause 23.3, and may be delivered:

(a)	by hand or by courier (using an internationally recognised courier company);
(b)	by prepaid recorded delivery post or equivalent if the Notice is to be received in the same country from which it is sent; or
(c)

by email, provided that the sender must deliver a copy of such Notice to the recipient otherwise than by email by 5.00 pm on the fifth Business Day after the date on which the original Notice is deemed to have been given in accordance with clause 23.4(b).  Failure by the sender to deliver such copy Notice to the recipient shall not invalidate the original Notice or delay the time such Notice is deemed given under clause 23.4(b).

23.3	Contact details for Notices

The postal and email addresses and relevant contacts of the parties for the purposes of clause 23.2 are:

Seller: Intercept Pharmaceuticals, Inc.
For the attention of: General Counsel
Address: 305 Madison Avenue, Morristown, New Jersey 07960
Email: [***] with a copy by email to [***]
Purchaser: Mercury Pharma Group Limited
For the attention of: The General Counsel
Address: Capital House, 85 King William Street, London, EC4N 7BL
Email: [***] with a copy by email to [***]

or, in each case, such other postal or email address or contact in the UK as a party may notify to the other for this purpose in accordance with this clause 23. Notice of any change shall be effective five Business Days after the date on which it is deemed to have been given in accordance with this clause 23, or such later date as may be specified in the Notice.

23.4	Time Notice is given

Any Notice which has been delivered in accordance with clause 23.2 shall be deemed to have been given:

(a)	if delivered by hand, by courier or by post, at the time of delivery; or
(b)	if sent by email, at the time the email is sent, provided that no automated message is received stating that the email has not been delivered.

However if any Notice would be deemed to have been given after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been given at 9.00 am on the second of such Business Days.

23.5	Service of process

clause 23 shall not apply to the service of process in any legal action or proceedings relating to any Dispute.

24.	AGENT FOR SERVICE
24.1	In this clause 24, "Agent" means Intercept Pharma Europe Ltd. (or any substitute agent appointed pursuant to clause 24.5).
24.2

Subject to clause 24.5, the Seller irrevocably appoints the Agent as its agent in England and Wales for service of process in any legal action or proceedings relating to any Dispute. The Seller irrevocably agrees that any such process shall be effectively served on it if served on the Agent in accordance with this clause (whether or not such process is then forwarded to or received by the Seller).

24.3	All process to be served on the Agent shall be sent to:

Qauyseco Limited
For the attention of: The Company Secretary of Intercept Pharmaceuticals Europe Limited
Address: One, Glass Wharf, Bristol, United Kingdom, BS2 0ZX
with a copy, by email only to [***] and [***]

or such other name, postal or email address or contact as may be notified pursuant to clause 24.4 or 24.5(b).

24.4	The Seller shall notify the Purchaser immediately of any change to the Agent's postal or email address or relevant contact.
24.5	If, for any reason, the Agent ceases to be able to act as agent or no longer has a postal address in the UK, the Seller shall immediately:
(a)	(subject to this clause 24.5) irrevocably appoint a substitute agent with a postal address in the UK; and
(b)	notify the Purchaser of the name, postal and email addresses and relevant contact (when appropriate) of the substitute agent.

Such appointment and notice shall be effective five Business Days after the date on which the notice given pursuant to clause 24.5(b) is deemed to have been given in accordance with clause 23.

25.	GOVERNING LAW AND LANGUAGE
25.1	This agreement and any Dispute are governed by and shall be construed in accordance with English law.
25.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Dispute.
25.3

Each party irrevocably agrees that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and, accordingly, will not argue to the contrary.  Further, each party irrevocably agrees that a judgment in any legal action or proceedings brought in the courts of England and Wales in relation to a Dispute shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

25.4	Each party irrevocably agrees that any process in any legal action or proceedings relating to any Dispute may be served on it in accordance with the provisions of clause 23 (Notices).
25.5	Nothing in this agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Dispute in any other manner permitted by law.

SCHEDULE 1: WARRANTED INFORMATION

Part 1: The Group Companies

1.	Austria
Company name:	Intercept Pharma Austria GmbH
Registered number:	FN 433322 p
Date of incorporation:	29 April 2015
Place of incorporation:	Vienna, Austria
Registered office:	Fleischmarkt 1/6/12, A-1010 Vienna, Austria
Issued share capital:	Class:	Number of shares:
	Ordinary shares of EUR 35,000	One
Directors:	[***]
Secretary:	None
Shareholder:	Name:	Number and class of shares:
	The Seller	One ordinary share of EUR 35,000

2.	Canada
Company name:	Intercept Pharma Canada Inc.
Registered number:	BC1040261
Date of incorporation:	18 June 2015
Place of incorporation:	British Columbia, Canada
Registered office:	Suite 2300, Bentall 5, 550 Burrard Street, Vancouver BC V6C 2B5, Canada
Issued share capital:	Class:	Number of shares:
	Common shares without par value	1,000
Director:	[***]
Secretary:	[***]
Shareholder:	Name:	Number and class of shares:
	The Seller	1,000 common shares without par value

3.	France
Company name:	Intercept Pharma France SAS
Registered number:	814 555 173 RCS Paris
Date of incorporation:	18 November 2015
Place of incorporation:	Paris, France
Registered office:	19 boulevard Malesherbes, 75008 Paris, France
Issued share capital:	Class:	Number of shares:
	Ordinary shares of EUR 1.00	20,000
Legal Representatives:	[***]
Secretary:	N/A
Shareholder:	Name: Intercept Pharmaceuticals Inc.	Number and class of shares:
	The Seller	20,000 ordinary shares of EUR 1.00

4.	Germany
Company name:	Intercept Pharma Deutschland GmbH
Registered number:	HRB 218597
Date of incorporation:	19 May 2015
Place of incorporation:	Munich, Germany
Registered office:	Rosenheimer Straße 52, 81669 Munich, Germany
Issued share capital:	Class:	Number of shares:
	Ordinary shares of EUR 1.00	25,000
Directors (Geschäftsführer):	[***]
Secretary:	None
Shareholder:	Name:	Number and class of shares:
	The Seller	25,000 ordinary shares of EUR 1.00

5.	Ireland
Company name:	Intercept Pharma International Limited
Registered number:	634539
Date of incorporation:	25 September 2018
Place of incorporation:	Ireland
Registered office:	10 Earlsfort Terrace, Saint Kevin's, Dublin, D02 T380, Ireland
Issued share capital:	Class:	Number of shares:
	Ordinary shares of EUR 1.00	Three
Director:	[***]
Secretary:	Bradwell Limited
Shareholder:	Name:	Number and class of shares:
	The Seller	Three ordinary shares of EUR 1.00

6.	Italy
Company name:	Intercept Italia S.r.l
Registered number:	02890650548
Date of incorporation:	26 June 2006
Place of incorporation:	Milan, Italy
Registered office:	Via Giosuè Carducci, 24, 20123 Milan, Italy
Issued corporate capital:	Euro 100.000,00
Directors:	[***]
Secretary:	None
Shareholder:	Name:	Corporate participation:
	, Intercept Pharmaceuticals, LLC	1 quota equal to 100% of the corporate capital

7.	Portugal
Company name:	Intercept Pharma Portugal, Unipessoal Lda
Registered number:	513679073
Date of incorporation:	6 October 2015
Place of incorporation:	Lisbon, Portugal
Registered office:	Avenida Fontes Pereira de Melo, nº 6, Lisboa, Freguesia de Santo António, conselho de Lisboa, 1050 121 Lisbon, Portugal
Issued share capital:	Class:	Number of shares:
	Quota shares of EUR 5,000	One
Directors:	[***]
Secretary:	None
Shareholder:	Name:	Number and class of shares:
	The Seller	One quota share of EUR 5,000

8.	Spain
Company name:	Intercept Pharma Spain, S.L.
Registered number:	Sheet M-607565, Volume 33756, Page 194.
Date of incorporation:	29 July 2015
Place of incorporation:	Madrid, Spain
Registered office:	Paseo de la Castellana 135, 7ª Planta, Madrid, Spain
Issued share capital:	Class:	Number of shares:
	Ordinary shares of EUR 1.00	10,000
Director:	[***]
Secretary:	None
Shareholder:	Name:	Number and class of shares:
	The Seller	10,000 ordinary shares of EUR 1.00

9.	Switzerland
Company name:	Intercept Pharma Switzerland GmbH
Registered number:	CHE-426.015.896
Date of incorporation:	30 July 2015
Place of incorporation:	Zürich, Switzerland
Registered office:	Dreikönigstrasse 31a, 8002 Zürich, Switzerland
Issued share capital:	Class:	Number of shares:
	Quota share of CHF 20,000	One
Director:	[***]
Secretary:	None
Shareholder:	Name:	Number and class of shares:
	The Seller	One quota share of CHF 20,000

10.	United Kingdom
Company name:	Intercept Pharma UK & Ireland Ltd
Registered number:	09793586
Date of incorporation:	24 September 2015
Place of incorporation:	England and Wales
Registered office:	One Glass Wharf, Bristol BS2 0ZX
Issued share capital:	Class:	Number of shares:
	Ordinary shares of £1.00 each	10
Directors:	[***]
Secretary:	Quayseco Limited (registration number 02287256)
Shareholder:	Name:	Number and class of shares:
	The Seller	10 ordinary shares of £1.00 each

Company name:	Intercept Pharma Ltd
Registered number:	10152652
Date of incorporation:	28 April 2016
Place of incorporation:	England and Wales
Registered office:	One Glass Wharf, Bristol BS2 0ZX
Issued share capital:	Class:	Number of shares:
	Ordinary shares of £1.00 each	Two
Directors:	[***]
Secretary:	Quayseco Limited (registration number 02287256)
Shareholder:	Name:	Number and class of shares:
	The Seller	Two ordinary shares of £1.00 each

Part 2: The Shares

(1)	(2)	(3)
Company name	Type and class of Shares in issue	Registered owner
Intercept Pharma Austria GmbH	Ordinary shares of EUR 35,000	The Seller
Intercept Pharma Canada Inc.	Common shares without par value	The Seller
Intercept Pharma France SAS	Ordinary shares of EUR 1.00	The Seller
Intercept Pharma Deutschland GmbH	Ordinary shares of EUR 1.00	The Seller
Intercept Pharma International Limited	Ordinary shares of EUR 1.00	The Seller
Intercept Italia S.r.l	1 quota equal to 100% of the corporate capital	Intercept Pharmaceuticals LLC
Intercept Pharma Portugal, Unipessoal Lda	Quota share of EUR 5,000.00	The Seller
Intercept Pharma Spain, S.L.	10,000 ordinary shares of EUR 1.00 each, numbered from 1 to 10,000	The Seller
Intercept Pharma Switzerland GmbH	Quota shares of CHF 20,000	The Seller
Intercept Pharma UK & Ireland Ltd	Ordinary shares of £1.00 each	The Seller
Intercept Pharma Ltd	Ordinary shares of £1.00 each	The Seller

Part 3: Leased Property

1.	Austria
Description of property:	Fleischmarkt 1/6/12, A-1010 Vienna, Austria
Tenant:	Intercept Pharma Austria GmbH
Current landlord:	IWG Management (Austria) GmbH
Date of lease:	18 May 2021
Lease term:	1 August 2021 for a period of one month, subject to automatic renewal on the last day of each month
Current use:	Office space
Current rent:	EUR [***] per month

2.	Canada

Description of property:	Top Level, Suite 300, 4263 Sherwoodtowne Blvd, Mississauga-ON L4Z 1Y5, Canada
User:	Intercept Pharma Canada Inc.
Current Centre:	United Overseas Investments Ltd. o/a Zemlar Offices
Date of agreement:	21 May 2020
Term:	Two years commencing on 1 July 2020 and expiring on 30 June 2022, with an option to renew for one further year
Current use:	Office space
Current annual rent:	CDN $[***], CDN $[***] (rent only) and CDN $[***] (HST only) per month

3.	France (Domiciliation contract (contrat de domiciliation))
Description of property:	Madeleine, Paris, France 19 boulevard Malesherbes, 75008 Paris, France
Customer:	Intercept Pharma France SAS
Current provider:	Regus Paris SAS
Date of contract:	18 September 2020
Term:	1 January 2021 for one month, subject to automatic renewal on the last day of each month
Current use:	Office space
Current fee:	EUR [***] per month

4.	Germany
Description of property:	Rosenheimer Straße 52, 81669 Munich
Tenant:	Intercept Pharma Deutschland GmbH
Current landlord:	Stadtsparkasse München
Date of lease:	31 August 2020
Lease term:	1 September 2020 for an indefinite period
Current use:	Office space
Current rent:	EUR [***] per month

5.	Ireland

Description of property:	Ormond, Dublin
Tenant:	Intercept Pharma International Limited
Current landlord:	Regus CME Ireland Ltd
Date of lease:	14 July 2021
Lease term:	1 November 2021 to 31 October 2022
Current use:	Office space
Current rent:	EUR [***] per month

6.	Italy
Description of property:	Ground Floor, via G. Carducci 24, Milan, Italy
Tenant:	Intercept Italia S.r.l.
Current landlord:	Vikivi S.r.l. a socio unico
Date of lease:	15 June 2020
Lease term:	18 months commencing on 1 November 2020 and expiring on 30 April 2022
Current use:	Office space
Current rent:	EUR [***] per annum plus VAT

Description of property:	Ground Floor, via G. Carducci 24, Milan, Italy
Tenant:	Intercept Italia S.r.l.
Current landlord:	Vikivi S.r.l. a socio unico
Date of lease:	22 January 2022
Lease term:	12 months commencing on 1 May 2022 and expiring on 30 April 2023
Use:	Office space
Agreed rent:	EUR [***] per annum plus VAT

7.	Portugal
Description of property:	Torres de Lisboa, Lisbon, Portugal
Tenant:	Intercept Pharma Portugal Unip., Lda.
Current landlord:	Regus Business Centre Lda
Date of lease:	6 June 2019
Lease term:	1 August 2019 for one month, subject to automatic renewal on the last day of each month
Current use:	Office space

Current rent:	EUR [***] per month

8.	Spain

Description of property:	Office numbers 501-502-503-504-539-542 at Paseo de la Castellana 135, Madrid, Spain
Tenant:	Intercept Pharma Spain S.L.
Current landlord:	Negocenter Business Center, SL
Date of lease:

30 October 2015, as amended by:

●
Amendment No 1 dated 15 November 2016;
●
Amendment No 2 dated 24 March 2017;
●
Amendment No 3 dated 12 March 2018;
●
Amendment No 4 dated 3 April 2019;
●
Amendment No 5 dated 23 March 2020; and
●
Amendment No 6 dated 1 March 2021.

Lease term:	One year commencing on 1 May 2021 and expiring on 30 April 2022
Current use:	Office space
Current rent:	EUR [***] per month

9.	Switzerland
Description of property:	City Center Stockerhof, Zurich, Switzerland
Tenant:	Intercept Pharma Switzerland GmbH
Current landlord:	Regus Business Centers AG
Date of lease:	11 April 2019
Lease term:	1 June 2019 for one month, subject to automatic renewal on the last day of each month
Current use:	Office use
Current rent:	CHF [***] per month

10.	United Kingdom
Description of property:	Sixth floor, 2 Pancras Square, King’s Cross Central, London N1C 4AG
Title number:	NGL931387
Tenant:	Intercept Pharma Europe Ltd.
Guarantor:	Intercept Pharmaceuticals, Inc
Current landlord:	Performing Right Society, Limited
Date of lease:	22 January 2016
Lease term:	From and including 22 January 2016 to and including 31 May 2024
Current use:	Office space
Current rent:	£[***] per annum

SCHEDULE 2: WARRANTIES

1.	Title and capacity
1.1

As at the Effective Time, the Seller is the sole legal and beneficial owner of or has the right to exercise all voting and other rights over and is able to procure the sale, free from Encumbrances, of the Shares.

1.2

There is no Encumbrance affecting any of the Shares, nor any agreement or commitment to give or to create any such Encumbrance over or affecting the Shares and no claim has been made by any person to be entitled to any such Encumbrance.

1.3	The Seller is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
1.4

The Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and to perform its obligations under this agreement and each other Acquisition Document to which it is or will be party.

1.5

This agreement and each other Acquisition Document to which the Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Seller in accordance with its terms (assuming that each such Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised).

1.6	The entry into and performance of its obligations under this agreement and each other Acquisition Document by the Seller will not:
(a)	conflict with or breach any provision of its certificate of incorporation or by-laws;
(b)

breach or constitute a default under any agreement or instrument to which it is party or by which it is bound and which is material in the context of the Acquisition and that would have a material adverse effect on the Group Companies taken as a whole;

(c)	conflict with or breach any applicable law or any order, judgment, decree or requirement of any Authority to which it or any Group Company is subject or submits and which is binding on it; or
(d)	require the consent, waiver, approval or authorisation of any Authority.
2.	Share capital
2.1	The Shares constitute the entire allotted and issued share capital of each Group Company and have been properly issued and are fully paid up.
2.2	No person has any right (whether contingent or otherwise) to require any Group Company:
(a)	to allot, or grant rights to subscribe for, shares in or other securities of any Group Company; or
(b)	to convert any existing securities into, or to issue securities that have rights to convert into, shares in any Group Company.

3.	Corporate information
3.1	The information set out in part 1 schedule 1 relating to the Group Companies is accurate in all respects.
3.2	No Group Company acts or carries on business by way of a legal partnership with any other person or is a party to any joint venture agreement.
3.3	No Group Company is a member of any corporate or unincorporated person.
3.4	No Group Company has any branch or permanent establishment outside its jurisdiction of incorporation.
3.5	Each Group Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation.
3.6

The statutory books of each Group Company have been properly kept, are up-to-date and contain complete and accurate details of all matters required by applicable laws to be entered in them. No notice or indication that any of them is incorrect or should be rectified has been received.

4.	Interests in other companies
4.1	No Group Company is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than another Group Company).
5.	Insolvency
5.1	The Seller is not insolvent under the law of its jurisdiction of incorporation and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due.
5.2	No Group Company is insolvent under the law of its jurisdiction of incorporation.
5.3

So far as it is aware, no liquidator, administrator, receiver or similar officer has been appointed by any person in relation to the Seller or any Group Company or the whole or any part of its assets or undertaking and so far as the Seller is aware:

(a)	no steps have been taken to initiate any such appointment; and
(b)	no voluntary arrangement has been proposed in respect of it.
5.4

No resolution has been passed or, so far as the Seller is aware,  order been made for the winding up of the Seller or any Group Company and so far as the Seller is aware, no provisional liquidator has been appointed.  So far as the Seller is aware, no petition has been presented for the winding up of the Seller or any Group Company which has not been withdrawn or dismissed.

5.5	No arrangement or compromise in relation to reduced payments or the time for payment has been made by the Seller or any Group Company with its creditors generally.
5.6	So far as the Seller is aware:
(a)	no application has been made to court for an administration order in respect of the Seller or any Group Company; and

(b)	no notice of intention to appoint an administrator of the Seller or any Group Company has been given or filed.
6.	Accounts
6.1	The Accounts were prepared in accordance with the accounting principles and practices generally accepted in the United Kingdom at the Accounts Date.
6.2

The Accounts are complete and accurate in all material respects and give a true and fair view of the assets, liabilities, financial position and profit or loss of the relevant Group Company and of the Group Companies as a whole as at and for the period to the Accounts Date. For the purposes of this paragraph 6.2 in respect of each Group Company which is not incorporated in the United Kingdom, the words “true and fair” shall be substituted with the equivalent terminology applicable under local auditing or statutory regulations to denote accounts in respect of which an unqualified auditor’s certificate has been given.

6.3

No change has been made to the accounting policies or to any other accounting treatment including, for the avoidance of doubt, any estimation techniques, of any Group Company in the three (3) years prior to the Accounts Date.

6.4	The Accounts include full provision for all bad and doubtful debts, obsolete or slow moving stock and the Accounts state accurately all liabilities and the value of all assets.
6.5	The depreciation and amortisation rates adopted in the Accounts are sufficient to ensure that the assets are written down to nil by the end of their useful economic lives.
6.6	The Accounts are not affected by any unusual or non-recurring item or by any other factor that makes the Accounts unusual or misleading in any respect.
6.7

At the Accounts Date no Group Company had any other liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not fully disclosed or fully provided for in the Accounts.

6.8	The accounting and other records of each Group Company are up-to-date and have been fully, properly and accurately maintained and are in the possession of the relevant Group Company.
6.9

The Latest Financial Information has been prepared with reasonable skill and care, having regard to its nature and purpose, in a manner consistent in all material respects with the Accounts, is free from material error and does not materially misstate the asset and liabilities of each Group Company or profits or losses of each Group Company.

7.	Period since Accounts Date

Since the Accounts Date:

7.1	no Group Company has declared, paid or made a dividend or other distribution or agreed to do any such things;
7.2	no resolution of the shareholders of any Group Company has been passed (other than resolutions relating to routine business at annual general meetings);
7.3	no Group Company has changed its accounting reference date;
7.4	the business of the Group Companies has been conducted in the ordinary course of business;

7.5	no asset of a value in excess of $[***] has been acquired or disposed of nor has there been any agreement to acquire or dispose of any such asset;
7.6	no liability (actual or contingent) has been incurred or has arisen of an amount in excess of $[***] otherwise than trade credit incurred in the ordinary course of business;
7.7	no Group Company has materially changed its policies or procedures in relation to the collection of trade debtors or the payment of trade creditors.
8.	Funding
8.1

The name and address of each bank with which each Group Company maintains a bank account together with full details of each account (including the account name and number, a statement showing the balance as at the day immediately preceding the date of this agreement, all authorities and mandates, standing orders and direct debits) are set out in the Disclosed Information.

8.2	The Disclosed Information contains details (including the amounts and terms) of any overdraft, loan or other financial facilities currently available to any Group Company ("Facilities").
8.3	No Group Company has received written notice:
(a)	that it is in material default under the terms of any of the Facilities (which default remains outstanding at the date of this agreement); or
(b)	to repay any of the Facilities in advance of their stated maturity.
8.4

No event which is, or which may become or result in, an event of default or a breach of the terms of any borrowing or financial facility of any Group Company has occurred or been alleged and no change in the direct or indirect ownership or control of any Group Company will or may result in such an event of default or breach.

8.5

No guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given by or entered into by any Group Company or third party in respect of any obligations of any Group Company (including in respect of borrowings) or in respect of the indebtedness or obligations of any other person.

8.6

No Group Company has lent or agreed to lend any money which has not been repaid to it and there are no debts owing to any Group Company other than debts that have arisen in respect of trading and in the ordinary course of business.

8.7	No Group Company is a party to any subsisting debt factoring or discounting arrangement or agreement.
9.	Grants and state aid

In the last two years, no Group Company has applied for or received grants, subsidies, allowances, loan payments, guarantees or other financial assistance from Authorities in excess of USD $[***].

10.	Assets

For the purposes of this paragraph 10 only, a "material asset" means an asset (other than the Property and any IP) with a book value in the Accounts of, or one acquired since then at a purchase price of, more than US$[***]

10.1

All assets, properties and rights used by any Group Company for or in connection with its business, or which are required for the continuation of the Business as it is currently conducted and as conducted for the twelve (12) months prior to the date hereof are legally and beneficially owned by a Group Company, or will be transferred under the BTA and are  free from any Encumbrance and there is no agreement or commitment to create any Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance, other than those:

(a)	disposed of in the ordinary course of business;
(b)	subject to hire purchase or finance lease agreements;
(c)	acquired subject to retention of title clauses; or
(d)	subject to liens arising by operation of law.
10.2	All material assets are in the possession of or under the control of the Group Companies or are being transferred under the BTA (save where held by a third party in the ordinary course of business).
10.3

The trading stock (including work in progress) of each Group Company is in good condition and is capable of being sold by the relevant Group Company in the ordinary course of business at no less than current pricing levels and without discount, rebate or other allowance.

10.4

The amounts of trading stock (including work in progress) of each Group Company is appropriate and normal for such Group Company’s current level of business, having regard to current and reasonably anticipated orders, and none is obsolete, slow moving, unusable or unmarketable.

10.5

All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by any Group Company in connection with its business are in good repair and condition, are properly maintained and fully serviceable and are capable of being used safely and efficiently in connection with the business of the relevant Group Company.  None is obsolete, surplus to current requirements or in need of renewal or replacement.

11.	Debtors

No Group Company is owed any sums other than trade receivables incurred in the ordinary course of business or in respect of any Intra-Group Debt.

12.	Real property
12.1	The Disclosed Information contains accurate details of the Property.
12.2	The Property comprises all the land and premises owned or occupied by any Group Company and no Group Company has interest in any other real estate.
12.3	The brief particulars of the Property set out in part 3 of schedule 1 are accurate in all material respects.
12.4	In relation to each lease under which any part of the Property is held:
(a)	there is no subsisting breach of any covenant, condition or agreement;
(b)	such lease is legal, valid, binding, enforceable and in full force and effect, and the relevant Group Company has a valid leasehold interest;

(c)	the rents and other monies due and payable under it have been paid;
(d)

the Group Company named in part 3 schedule 1 as its holder has not received written notice from the landlord that it is in material breach of its obligations under such lease (which breach remains outstanding at the date of this agreement); and

(e)	there is no event, fact or circumstance which would allow the lessor to terminate its lease agreement with respect to the Property prior to the expiry of the term of such lease agreement.
12.5	In relation to the Office User Agreement under which any part of the Property is occupied:
(a)	there is no subsisting breach of any covenant, condition or agreement;
(b)	such Office User Agreement is legal, valid, binding, enforceable and in full force and effect, and the Canadian Target occupies such Property;
(c)	the fees and other monies due and payable under the Office User Agreement have been paid;
(d)

the Canadian Target named in part 3 schedule 1 as its holder has not received written notice from the centre that it is in material breach of its obligations under such Office User Agreement (which breach remains outstanding at the date of this agreement); and

(e)	there is no event, fact or circumstance which would allow the centre to terminate its Office User Agreement with respect to the Property prior to the expiry of the term of such Office User Agreement.
12.6	No Group Company has leased or otherwise granted to any third party the right to use of occupy any of the Properties or any portion thereof.
12.7	There are no easements or other Encumbrances on the Property related to any Group Company’s lease, occupation or use thereof.
13.	Insurance
13.1	The Disclosed Information contains summary details of the material insurance policies maintained by or on behalf of any Group Company.
13.2

Each Group Company has maintained full indemnity insurance cover against all risks normally insured against by companies carrying on a similar business, complete and accurate written particulars of each of which have been provided to the Purchaser.

13.3

All of the insurance policies are in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any claim, and all premiums due and payable have been paid.

13.4	During the two (2) years immediately preceding the date of this agreement no individual insurance claim in excess of $[***] has been made by any Group Company.
13.5

All known incidents or circumstances that could give rise to (i) a product liability claim, (ii) an employer’s liability claim or (iii) a directors and officers claim against a Group Company or a Seller have been properly disclosed, notified, declared and accepted by the relevant insurer.

14.	IP
14.1

Each Group Company owns, or has licensed to it or will have licensed to it pursuant to the Licence Agreement, all the IP necessary to carry on its business in all material respects as currently conducted.

14.2

The Disclosed Information contains complete and accurate details of the registered IP , or the subject of an application to register IP, in the name of any Group Company or the Seller or any Affiliate of the Seller and the subject of the Licence Agreement or the Trademark Assignment("Seller IP").

14.3	The Seller IP is in the sole legal and beneficial ownership of any Group Company or the Seller or any Affiliate of any of them in each case free from any Encumbrance.
14.4	The application, registration and renewal fees relating to the Seller IP that have fallen due have been paid.
14.5	The Seller IP is in force without restriction and, so far as the Seller is aware, nothing has been done, or not been done, as a result of which any Seller IP may cease to be in force.
14.6

In the two years prior to the date of this agreement, neither the Seller nor any Group Company has received any written notice challenging the validity of any Seller IP that would have a material adverse effect on either the Seller or any Group Company.

14.7

The Disclosed Information contains complete and accurate details of the terms of all licences of the Seller IP which are material to the business of any Group Company.  So far as the Seller is aware, neither of them nor any Group Company is in material breach of any such licence.

14.8	So far as the Seller is aware, in the two years prior to the date of this agreement, no third party has infringed or threatened to infringe any Seller IP.
14.9

The Disclosed Information contains details of the licences of IP granted to any Group Company used in, and which is material to, the business of each of the Group Companies ("Material IP Licences").  All Material IP Licences are valid and subsisting.

14.10

No Group Company has received written notice from any counterparty to any Material IP Licence that it is in material breach of such licence (which breach remains outstanding at the date of this agreement) and no notice to terminate has been given or threatened.

14.11	In the two years prior to the date of this agreement, no activities of any Group Company nor the Seller have been alleged to infringe the IP of any third party.
14.12

All rights in and to the Seller IP that was created or developed by an employee or a contractor was either created, developed or conceived pursuant to a valid and enforceable written agreement under which all right, title and interest in and to any IP is assigned to or vests in any Group Company, the Seller or any Affiliate of any of them or so vests by operation of applicable law.

15.	Regulatory
15.1

The manufacture and sale of the Product in accordance with the formulation set out in the Product Files is in compliance with all applicable laws in all material respects with which the Seller must abide.

15.2

In the two years prior to the date of this agreement there have been no enforcement actions against the Seller by any regulatory body or government agency relating to the Product that would have a material adverse effect on the Group Companies taken as a whole.

15.3	In the two years prior to the date of this agreement there have been no product recalls affecting the Product that would have a material adverse effect on the Group Companies taken as a whole.
15.4	So far as the Seller is aware, the Marketing Authorisations are in full force and effect and the Seller is not aware of any reason why any of them should be withdrawn.
15.5

So far as the Seller is aware, the marketing authorisation for the Product in Canada held by the Seller is in full force and effect and the Seller is not aware of any reason why it should be withdrawn.

16.	IT Systems
16.1	In this paragraph 16, "IT Systems" means the material information technology systems used by any Group Company other than the internet and third party telecommunication networks.
16.2	The Disclosed Information contains brief details of the IT Systems.
16.3

So far as the Seller is aware, in the last 12 months, there has been no failure, breakdown or security breach of the IT Systems which had a material adverse effect on the Group Companies taken as a whole.

17.	Data protection
17.1	In the last two years, no Group Company has received any formal written notice from any Authority that would have a material adverse effect on the Group Companies taken as a whole:
(a)	alleging non-compliance with the Data Protection Act 1998, the Data Protection Act 2018 or the General Data Protection Regulation (EU 2016/679);
(b)	requiring it to change, cease using, block or delete any personal data; or
(c)	prohibiting the transfer of personal data to any place.
18.	Confidential information

In the last two years, no Group Company has received any written notice alleging any misuse of any third party's confidential information that has had a material adverse effect on the Group Companies taken as a whole.

19.	Guarantees, etc
19.1

So far as the Seller is aware, no Group Company is a party to or has any liability (actual or contingent) under any subsisting guarantee, security, indemnity or letter of credit, agreement or other commitment in respect of any obligation or liability of any third party (other than another Group Company) in excess of USD $[***].

19.2

Except for any guarantee or warranty implied by law, no Group Company has given any indemnity, guarantee, warranty, or made any representation in respect of goods or services supplied or to be supplied.

20.	Key contracts
20.1

In this paragraph references to “contract” include any arrangement, obligation, understanding or commitment, and references to “material” shall mean material to the business, prospects, profits or assets of any Group Company.

20.2	Save as Disclosed, no Group Company is a party to any contract which:
(a)	is of a revenue nature in excess of US$[***] per annum or expenditure nature in excess of US$[***]
(b)	is of an unusual or exceptional nature or is not in the ordinary course of business; or
(c)	cannot readily be performed by it on time except with undue effort or unusual expenditure; or
(d)	restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit,.
20.3	The Disclosed Information contains and a copy of each Material Contract (to the extent that the terms of such contract are included within a written agreement).
20.4

No Group Company has received written notice from any counterparty to any Material Contract that it is in material breach of such contract (being a breach that would have a material adverse effect on the Group Companies taken as a whole).

20.5

Each of the Material Contracts is in full force and effect.  So far as the Seller is aware, no party to any Material Contract is in material breach of it (being a breach that would have a material adverse effect on the Group Companies taken as a whole).

20.6

No notice of termination of any Material Contract has been served or received by any Seller or any Group Company and which termination would have a material adverse effect on the Group Companies taken as a whole, there are no grounds for the determination, rescission, avoidance or repudiation of any such contract and there has been no allegation of such a thing.

20.7

No Group Company is or, within the past 3  years has been, a party to a contract which is, or was, not entirely of an arm’s length nature and no Group Company has transferred or has agreed to transfer any assets except at market value.

21.	Terms of Trade
21.1

No substantial customer or supplier of any Group Company (being a customer or supplier which accounts for [***] per cent. ([***]%) or more of such Group Company’s annual custom or supply, as the case may be) has during the twelve (12) months immediately preceding the date of this agreement ceased, reduced or indicated an intention to cease or reduce, changed the terms of or indicated an intention to change the terms of, its trading with or supplying to such Group Company.

21.2	No Group Company carries on business under any name other than its own corporate name.
21.3	No third party has any option or right of first refusal over the Product or any similar product developed by the Seller Group or any Group Company.
22.	Product
22.1

So far as the Seller is aware, no Group Company has given any warranty or guarantee in relation to the Product (other than those implied by any applicable law or contained in its standard terms and conditions of sale) that is reasonably likely to give rise to a liability in excess of US$[***].

22.2	The Disclosed Information contains details of each customer claim in the last 12 months which resulted in a payment or refund to the customer in excess of US$[***].
22.3

In the last two years, there has not been any recall of products manufactured or sold by any Group Company where the value of the products recalled exceeded US$[***] in aggregate (either in any calendar year or with respect to any particular product recall or series of product recalls).

22.4

No Group Company has manufactured, sold or provided any product or service which did not comply with all laws, regulations, standards and requirements then applicable or with any representation or warranty (express or implied) given in respect of it and in respect of which the relevant time period for bringing a claim has not expired..

23.	Licences
23.1

The Disclosed Information contains details of the licences, registrations, consents, permits and authorisations by any Group Company from any Authority that are material to the Group Companies taken as a whole, excluding any licences relating to IP ("Licences").

23.2

Each Licence is in full force and effect, , is not and in the last two years, no Group Company has received formal written notice from any Authority that it is in material breach of any Licence (which breach remains outstanding at the date of this agreement) that is likely to result in the suspension or revocation of such Licence.

23.3	The change of control of the Group Companies pursuant to the sale and purchase of the Shares will not result in the revocation, termination or modification of any Licence.
24.	Powers of attorney

No Group Company has given any power of attorney or other authority (express, implied or ostensible) which remains in force to any person to enter into any contract or commitment on its behalf (other than those given to its officers and employees in the ordinary course of business).

25.	Employees and terms of employment
25.1	The Disclosed Information contains:
(a)	an anonymised list of employees of the Group Companies detailing job title, category of employee, start date, annual salary, length of service, function and location of each employee;
(b)

a representative sample of standard terms and conditions of employment used for each grade of employee and details of the staff handbooks and employment policies which apply to each Group Company's employees; and

(c)	details of the share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the Group Companies' employees.
25.2	So far as the Seller is aware, no Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its employees.
25.3	Each contract of employment between a Group Company and its employees can be terminated, in accordance with its terms, by that Group Company giving nine months' notice or less.

25.4

No Group Company engages workers or consultants who should properly be categorised as employees for Tax purposes and any independent contractors, workers and consultants of each Group Company have been properly categorised as employed or self-employed for tax and employment purposes.

25.5	No Group Company is subject to any claims or liabilities resulting from its employees working from home.
25.6	No Group Company has agreed to, or indicated its agreement to, pay any bonus or other incentive or overtime payments to its employees which has not been paid.
26.	Senior Employees
26.1	No Group Company has given notice of termination or retirement to, or received notice of resignation from, any employee earning in excess of $[***] base annual salary (“Senior Employee”).
26.2	No Group Company has made any offer of employment to any person who, if employed, would be a Senior Employee which has either been accepted or remains open for acceptance.
26.3	No Group Company has any current disciplinary proceedings or appeals in respect of any Senior Employee.
26.4	No Senior Employee will become entitled to any payment or other benefit, or be entitled to give notice to terminate his employment, solely as a result of Completion.
27.	Trade unions, etc

The Disclosed Information contains details of any material agreements or arrangements entered into by any Group Company with, or recognising, any trade union, works council, staff association other body representing any of its employees.

28.	Employment disputes
28.1	No Group Company is involved in any industrial dispute that is of material importance to the Group Companies taken as a whole.
28.2	There is no material claim against any Group Company from any of its employees or former employees and, so far as the Seller is aware, none is pending or threatened.
29.	Pension obligations
29.1

No Group Company has any obligation or liability to provide any pension, allowance, lump sum or other similar benefit on death, disability, retirement or termination of employment (whether voluntary or not) for the benefit of any of the Group Companies' employees, former employees or any of their respective dependants ("Pension Benefits"), or to contribute or provide access to any arrangement which provides Pension Benefits.

29.2

Each Group Company has, at all times, complied in all material respects with all applicable pensions legislation in each country and no claims or complaints have been made or are pending or threatened in relation to any pension arrangement of any Group Company.

30.	Compliance with laws
30.1

Each Group Company has, at all times, conducted its business in compliance with all applicable laws and regulations in each country in which its business is or has been carried on and no Group Company has received written notice from any Authority that it is in breach of any law.

30.2

Each Group Company has, at all times, conducted its business in compliance with any applicable sanction laws and regulations (including the international sanction laws and regulations of the European Union, the United States and the United Nations, where applicable).

30.3	The Italian Target is not liable pursuant to the Italian Legislative Decree no. 231/2001 for crimes committed by any of its executives, managers or other employees.
31.	Anti-Bribery and Improper Payment
31.1

No Group Company and no member of the Seller Group nor, so far as the Seller is aware, any of its or their respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for or otherwise acting for or on behalf of it or them (each, an “Associated Person”) has, in connection with the Business, breached or contravened any Anti-Bribery Laws or any applicable anti-money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe.

31.2

Each Group Company maintains and regularly keeps under review on an ongoing basis adequate written anti-corruption procedures and internal accounting controls which are designed to ensure compliance by the relevant Group Company and its respective directors, officers and employees with all Anti-Bribery Laws.

31.3

Neither the Seller, nor any other member of the Seller Group, nor any Group Company has retained any intermediaries, representatives or other agents to act on their behalf in connection with the Business or any Group Company without first conducting a due diligence review with respect to such proposed intermediary, representative or other agent.

32.	Litigation
32.1

No Group Company is engaged in or in the six (6) years prior to the date of this agreement has been engaged in any civil, criminal or arbitration proceedings or is proposing to engage in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise), no litigation, arbitration, mediation or other legal proceedings are pending or threatened and there are no circumstances likely to give rise to any such proceedings.

32.2

No Group Company is the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body, no investigations, enquiries, or enforcement proceedings are pending or threatened and there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings.

32.3

No director or employee (in each case, past or present) of any Group Company is engaged in or subject to any of the matters referred to in paragraphs 31.1 or 31.2 for which any Group Company may be liable.

32.4	No Group Company is affected by any existing or pending judgments or rulings, orders or decrees of any court or governmental authority or any expert determination or arbitration proceedings.

33.	Judgments

So far as the Seller is aware, there is no outstanding judgment, order, ruling or decision by any court, tribunal or arbitrator against any Group Company which is likely to have a material adverse effect on the Group Companies taken as a whole.

34.	Tax

Returns and Disputes

34.1	In the last six years, each Group Company:
(a)

has (to the extent due) made and submitted all material notices, returns (including any land and IP transaction returns) and submitted all reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other information to any Tax Authority as reasonably requested by any such Tax Authority or required by applicable law within any requisite period, and all such returns and information and notices made were on a proper basis and within the last three years were true and accurate in all material respects and are not the subject of any material dispute with a Tax Authority and, so far as the Seller is aware, there are no facts or circumstances in existence which are likely to give rise to or be the subject of any such dispute;

(b)

has maintained complete and accurate records, invoices and other information in relation to Tax that meet all applicable Tax related legal requirements and enable the tax liabilities of the Group Company to be calculated accurately in all material respects;

(c)	has not entered into a concession, agreement or arrangement with a Tax Authority;
(d)

has not been, nor so far as the Seller is aware (or ought reasonably to have known) will it become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (not being a Group Company);

(e)

has duly paid all amounts of Tax and all amounts in respect of Tax to the relevant Tax Authority to the extent the same were required by law to have been paid by it, has done so within the applicable time limit and is not liable nor has it been liable to pay any material penalty or interest in connection therewith; and

(f)

has not been involved in any dispute with any Tax Authority, nor has it been subject to any non-routine investigation, audit, enquiry, visit, discovery or access order by any Tax Authority, and no Tax Authority has indicated to a Group Company that it intends to make the same.

34.2

The Accounts make provision or reserve in accordance with US generally accepted accounting principles for all Tax for which each Group Company is accountable at the Accounts Date. Proper provision has been made and shown in the Accounts for deferred Tax in accordance with US generally accepted accounting principles.

34.3

All financing costs, including interest, discounts and premiums payable in the last six years by each Group Company in respect of its loans and amounts payable in the last six years by each Group Company in respect of its derivatives contracts, are deductible by it in computing its profits, gains or losses for Tax purposes to the extent that they have been treated as so deductible by the Group Company in its applicable Tax returns.

34.4	No Group Company:
(a)	has any subsisting liability under any agreement relating to the surrender of losses (other than a liability to another Group Company); and
(b)

has any subsisting liability under any arrangements for the payment of group Tax liabilities (other than to another Group Company and other than the VAT Group (as defined elsewhere in this agreement)).

34.5

All claims made by a Group Company in the last six years for the surrender of losses were valid when made and have been or so far as the Seller is aware will be allowed by way of relief from or allowance or credit against Tax. All arrangements entered into by a Group Company in the last six years in relation to consolidated groups for Tax purposes and fiscal unities were valid when made and (to the extent they remain subsisting) remain valid.  Each Group Company has in the last six years met in all material respects all procedural and other requirements of all applicable Tax statutes in respect of such claims, unities or consolidated groups.

34.6

So far as the Seller is aware (or ought reasonably to have known), neither the execution nor completion of this agreement will result in the clawback or any other form of disallowance of any Relief or allowance previously given to the Group Company for Tax purposes.

Deductions and Withholdings

34.7

Each Group Company has in the last six years properly made all deductions and withholdings on account of Tax required to be made from any payment made or treated as made by it as are required by applicable law and, to the extent required by applicable law, accounted for all such deductions and withholdings in full to the appropriate Tax Authority.

Residence

34.8

Each Group Company was incorporated in, and is and has at all times within the last six years been resident in, its jurisdiction of incorporation for Tax purposes and is not and has not in the last six years been resident for Tax purposes elsewhere.

34.9

No Group Company holds, or has held in the last six years, shares in a company that is not resident in its jurisdiction of incorporation or a permanent establishment or taxable presence outside its jurisdiction of incorporation.

Stamp Duty and Transfer Taxes

34.10

Any document that is reasonably necessary in proving the title of any Group Company to any asset which is owned by that Group Company is duly stamped or has had the transfer or registration Tax due in respect of it paid.

Sales at Undervalue/Overvalue

34.11

All transactions entered into by the Group Companies in the last six years have been entered into on an arm's length basis and the processes by which prices and terms have been arrived at have, in each case, been appropriately documented in accordance with applicable laws. No notice, enquiry or adjustment has been made by any Tax Authority in the last six years in connection with any such transactions or arrangements.

Tax Schemes

34.12

No Group Company has entered into or been a party to or otherwise been involved in any marketed scheme, transaction, series of transactions or other form of arrangement designed wholly or mainly for the purposes of avoiding, deferring or reducing a liability to Tax or any transaction that produced a loss for Tax purposes with no corresponding commercial or economic loss.

VAT

34.13	Each Group Company is a taxable person and is registered for the purposes of VAT in its jurisdiction of incorporation.
34.14

Where required by applicable law, each Group Company has in the last six years complied in all material respects with the requirements and provisions of the applicable VAT legislation and has in the last six years made and maintained materially true, accurate and up to date records, invoices and other documents required by the applicable VAT legislation and each Group Company has in the last six years in all material respects punctually paid and made all payments and returns required thereunder.

35.	BTA Warranties

In this paragraph 35 only, terms shall have the meaning given in the BTA.

35.1	No consents are required for the completion of the transfer of the Property from the Seller to the Purchaser, save for the Assignment Consent.
35.2	Each of the Assets has been and is being used exclusively in the Business.
35.3

The Assets comprise all the assets that are necessary for the full and effective continuation of the Business both as it is currently conducted and as it has been conducted in the 12 months prior to the date of this agreement.

35.4	Each of the Assets capable of possession is in the possession and control of the Seller.
36.	Seller Arrangements

Save as set out in the Disclosed Information and other than trading in the ordinary course of business there is no contract or arrangement outstanding between any Group Company and any member of the Seller Group which  (i) can not be terminated by either party without notice or liability to the other party and (ii) which if terminated would have a material adverse effect on the ability of any Group Company to operate its business as currently carried on.

SCHEDULE 3: MARKETING AUTHORISATIONS

[***]

SCHEDULE 4: COMPLETION OBLIGATIONS

Part 1: Seller obligations on Completion

1.	Documents, etc to be delivered

The Seller shall deliver or procure to be delivered to the Purchaser:

Authorities

1.1

as evidence of the authority of any person signing any Acquisition Document on behalf of the Seller, a copy of the minutes of a meeting, or written consent resolutions, of its board of directors or shareholders, as applicable, which:

(a)	authorises its execution of any Acquisition Document to which it is party; and
(b)	appoints the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf,

or, alternatively,

(c)

a duly notarized, and, if necessary, apostilled power of attorney with notarial certification of the powers of the signatory, appointing the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf,

1.2

if required by any Group Company’s articles of association or other constitutional documents or by applicable law, a copy of the board of directors resolution or shareholder resolution of such Group Company to approve the acquisition of the Shares by the Purchaser;

Transfer of Shares

1.3	in respect of the Austrian Shares:
(a)

shareholder's resolution executed by the Seller as the sole shareholder of the Austrian Target (i) approving the sale and transfer of the Austrian Shares to the Purchaser and (ii) appointing new managing directors at the effective time of resignation of all prior directors;

(b)	a notarial deed of transfer in the Agreed Form in respect of the Austrian Shares executed in the presence of an Austrian civil law notary by and between the Seller and the Purchaser
1.4	in respect of the Irish Shares:
(a)	a stock transfer form in respect of the Irish Shares duly executed by the registered holders thereof in favour of the Purchaser; and
(b)	a share certificate in respect of the Irish Shares in the names of such registered holders or an indemnity in respect of same.
1.5	in respect of the German Shares:

(a)	the notarization of a German share transfer and assignment agreement in the Agreed Form by a German notary;
(b)	the filing of the new list of shareholder by the notarizing notary, which shows the Purchaser as new owner of the German Shares;
1.6	in relation to the Portuguese Company, an executed short-form share purchase agreement in the Agreed Form in respect of the Portuguese Shares;
1.7	in respect of the Italian Shares:
(a)

notarial sale and purchase agreement in the Agreed Form pursuant to Article 2470 of the Italian Civil Code ("Italian Notarial Deed") to be executed by and between Intercept Pharmaceuticals, LLC and the Purchaser and authenticated by an Italian notary public; and

(b)	filing by the notary public of the Italian Notarial Deed with the relevant Companies’ Register (which may also occur after Closing);

it being understood, acknowledged and agreed that the Italian Notarial Deed will not amend or novate this Agreement in any way and that, in case of conflicts between this Agreement and the Italian Notarial Deed, this Agreement shall prevail;

1.8	in respect of the Spanish Shares:
(a)

the Seller shall appear duly represented (with notarized and apostilled powers of attorney) in order to execute a notarial deed of transfer in respect of the Spanish Shares executed in the presence of a Spanish civil law notary (in Madrid) to be appointed by the Seller who shall bear the notarization costs;

(b)	annotation of the share transfer in the registry book of shareholders of the Spanish Target;
(c)	sealing (rebaje notarial) of the ownership titles by virtue of which the Seller owns 100% of the shares of the Spanish Target;
(d)	the Seller shall confirm in the transfer deed the receipt of the closing payment relating to the Spanish Shares;
(e)	execution and filing of the D1B model;
1.9	in respect of the Swiss Share:
(a)	an executed quota assignment agreement in the Agreed Form executed in wet ink by the Seller in respect of the Swiss Share; and
(b)

Commercial Register application, including all required annexes, in respect of the Swiss Share, filing the change of the quotaholder and any board changes of the Swiss Target executed in wet ink by the board members of the Swiss Target incumbent upon Completion;

1.10	in respect of the French Shares:

(a)

a duly completed, executed and dated original copy of the shares transfer form (ordre de mouvement de titre) in the Agreed Form in respect of the transfer of the entire share capital of the French Target to the Purchaser;

(b)

three duly completed, executed and dated original copies of the tax transfer form (Cerfa n°2759) in the Agreed Form in respect of the transfer of the entire share capital of the French Target to the Purchaser; and

(c)

the original versions of the shareholders’ individual accounts (comptes d’actionnaires), the share transfer register (registre des mouvements de titres) and the register of shareholders’ decisions (registre des décisions dés associés) (as well as other registers of corporate decisions, if any) of the French Target;

1.11	executed share or stock transfer power forms in the Agreed Form in respect of each of the Canadian and UK Shares in favour of the Purchaser;

Other documents, consents, approvals

1.12	share certificates for the UK Shares (or an indemnity in respect of any lost or unavailable share certificates in the agreed terms) relating to such UK Shares;
1.13

a power of attorney in the Agreed Form duly executed as a deed in favour of the Purchaser to enable the Purchaser to exercise voting and other rights attaching to the UK Shares with effect from Completion, pending registration of the transfer;

1.14	in respect of the Canadian Target and Canadian Shares:
(a)	a signed resolution of the directors of the Canadian Target in the Agreed Form consenting to, among other things:
(i)	the cancellation of share certificate no. C-2;
(ii)	the issuance of uncertificated replacement share C-2R;

(b) delivery of a written notice of uncertificated shares (no. C-2R) to the Seller;

(c)	delivery to the Canadian Target of a statutory declaration in the Agreed Form duly signed by the Seller in respect of lost share certificate no. C-2;
(d)	a signed resolution of the directors of the Canadian Target in the Agreed Form consenting to, among other things:
(i)	the transfer of the Canadian Shares from the Seller to the Purchaser;
(ii)	the cancellation of the written notice of uncertificated shares (no. C-2R);
(iii)	the issuance of uncertified share C-3; and
(iv)	delivery of a written notice of uncertificated shares (no. C-3) to the Purchaser;
(e)	delivery of a written notice of uncertificated shares (no. C-3) in the Agreed Form to the Purchaser; and

(f)	delivery of a certified copy of the share register showing the Purchaser as the holder of the Canadian Shares;
1.15	a written resolution of the Seller as sole quota holder of the Swiss Target in the Agreed Form approving the quota assignment agreement, to be executed in wet ink by the Seller;
1.16	a tax reference number (e-stamping number) of the Seller in respect of the transfer of the Irish Shares for the purpose of relevant stamp duty filings;
1.17

a Tax Clearance Certificate pursuant to section 980 of the Tax Consolidation Act, 1997 (the “CGT Clearance Certificate”), or a letter in a form satisfactory to the Purchaser from the auditors of the Irish Target confirming that no such CGT Clearance Certificate is required;

1.18	Spanish Target to provide evidence that it has filed missing FY 2020 financial statements with the Spanish registry;

Records

1.19	the statutory registers and minute books, corporate books and records of each Group Company; and
1.20

the updated quota and beneficial owner register of the Swiss Target, reflecting the Purchaser as its new sole quota holder and the registration of the beneficial owner(s) (if any) as notified by the Purchaser;

Auditors, officers, secretary and employees

1.21

the written resignations in the Agreed Form of the Outgoing Directors in their capacity as directors and (where applicable) the secretary, and, if requested by the Purchaser other officers, of each Group Company;

1.22	acknowledges the resignation of the Outgoing Directors; and

Other documents

1.23	the Disclosure Letter duly executed by the Seller.

Part 2: Purchaser's obligations on Completion

1.	Documents, etc to be delivered

The Purchaser shall deliver to the Seller:

1.1	as evidence of the authority of any person signing any Acquisition Document on behalf of the Purchaser:
(a)

a copy of the minutes of a meeting of its board of directors (authorising its execution of any Acquisition Document to which it is party, and appointing the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf);

or, alternatively,

(b)

a duly notarized, and, if necessary, apostilled power of attorney with notarial certification of the powers of the signatory, appointing the relevant signatory or signatories to sign such Acquisition Document(s) on its behalf,

Other documents

1.2	in respect of the Austrian Shares:
(a)	a notarial deed of transfer in the Agreed Form executed in the presence of an Austrian civil law notary by and between the Seller and the Purchaser;
(b)

application to the Austrian commercial register to register (a) the Purchaser as the new shareholder of the Austrian Target and (b) the deletion of the current directors and the appointment of the incoming (new) directors.

1.3	in respect of the German Shares:
(a)	the notarization of a German share transfer and assignment agreement in the Agreed Form by a German notary;
(b)	the filing of the new list of shareholder by the notarizing notary, which shows the Purchaser as new owner of the German Shares;
1.4	in relation to the Portuguese Company:
(a)	an executed short-form share purchase agreement in the Agreed Form in respect of the Portuguese Shares;
(b)

a shareholder’s resolution of the Portuguese Target aiming to (i) approve the amendment to article 3 of the Portuguese Target’s bylaws (providing identification of shareholder); (ii) accept the resignation of the Outgoing Directors and (iii) approve the appointment of incoming directors;

(c)	acceptance letter(s) of the incoming directors;

(d)	Commercial Register application, including all required annexes, in respect of the transfer of Portuguese Shares, amendment of the bylaws and the resignation and appointment of directors;
1.5	in relation to the Italian Shares:
(a)	the Italian Notarial Deed to be executed by and between the Seller and the Purchaser and authenticated by an Italian notary public; and
(b)	filing by the notary public of the Italian Notarial Deed with the relevant Companies’ Register (which may also occur after Closing);

being it understood, acknowledged and agreed that the Italian Notarial Deed will not amend or novate this Agreement in any way and that, in case of conflicts between this Agreement and the Italian Notarial Deed, this Agreement shall prevail;

1.6	in respect of the Spanish Shares:
(a)

the Purchaser shall appear duly represented (with notarized and apostilled powers of attorney) in order to execute a notarial deed of transfer of the Spanish Shares in the presence of a Spanish civil law notary (in Madrid);

(b)	the Purchaser shall grant a public deed in respect of the Spanish Target’s ultimate beneficial owner;
(c)	execute a notarial deed in order to acknowledge the change of sole shareholder of the Spanish Target;
(d)

a public deed raising into public status the certificate of acknowledging the resignation of the joint directors, the appointment of the new directors of the Spanish Target and the change of the corporate name of the Spanish Target;

1.7	in relation to the Swiss Share:
(a)	an executed quota assignment agreement in the Agreed Form executed in wet ink by the Purchaser in respect of the Swiss Share;
(b)	beneficial owner notification in respect of the Swiss Share in the Agreed Form executed in wet ink by the Purchaser and delivered to the Seller acting on behalf of the Swiss Target;
(c)

Commercial Register application, including all required annexes, in respect of the board changes of the Swiss Target, executed in wet ink by the board members of the Swiss Target newly elected at Completion (thus constituting combined, written acceptance declarations, notarized and apostilled signature specimens and a circular resolution on the board constitution and granting of signature rights); and

(d)

procure original executed annexes to the Commercial Register application of the Swiss Target as required for (i) the new board members, and (ii) proof of the incorporation and good standing of the Purchaser (i.e., a notarised and apostilled UK Companies House extract of the Purchaser);

1.8	Tax reference numbers (E-stamping number) of the Purchaser in respect of the transfer of the Irish Shares for the purpose of relevant stamp duty filings;
1.9	a copy of the W&I Policy;
1.10	the Disclosure Letter duly executed by the Purchaser; and
1.11	indemnity letters in favour of the Outgoing Directors of the Italian Target in the Agreed Form.
2.	Payment on account of the Consideration
2.1	The Purchaser shall pay the Completion Payment in cash in accordance with clause 19.

SCHEDULE 5: COMPLETION STATEMENTS

Part 1: General

1.	Contents

The Completion Statements shall comprise:

1.1	a statement of the Cash, Debt and Actual Working Capital in the form and including the items set out in part 3; and
1.2	a statement of the Intra-Group Debt detailing, for each amount owing, the payer, payee and a breakdown of the sum due,

in each case as at the Effective Time.

2.	Bases of preparation

The Completion Statements shall be prepared:

2.1	as at the Effective Time; and
2.2	in accordance with the following:
(a)	the specific accounting policies, principles, estimation techniques, measurement bases, practices, procedures and rules set out in part 4;
(b)

to the extent not covered by paragraph 2.2(a) the accounting policies, principles, estimation techniques, measurement bases, practices and procedures used by the Group Companies in the preparation of the Latest Financial Information on a consistent basis, to the extent not inconsistent with accounting standards detailed in paragraph 2.2(c); and

(c)	to the extent not covered by paragraphs 2.2 (a) or 2.2 (b), US GAAP at the Accounts Date and applying to the relevant Group Company.
3.	Submission of Draft Completion Statements

The Seller shall procure the preparation and submission to the Purchaser of a draft of the Completion Statements in accordance with the provisions of this schedule 4 ("Draft Completion Statements") within 60 Business Days of Completion.

4.	Agreement or determination of Draft Completion Statements
4.1	Within 45 Business Days of receipt of the Draft Completion Statements ("Response Period"), the Purchaser may give notice to the Seller either:
(a)	disputing the Draft Completion Statements (a "Dispute Notice"), stating:
(i)	the item or items in dispute;
(ii)	the reasons for such dispute; and

(iii)	(to the extent then reasonably practicable) details of its proposed adjustments to the Draft Completion Statements; or
(b)	confirming to the Seller in writing its acceptance of the Draft Completion Statements.
4.2	If the Purchaser does not give a Dispute Notice within the Response Period, then the Draft Completion Statements shall constitute the agreed Completion Statements.
4.3	If a Dispute Notice is given within the Response Period:
(a)

the Purchaser and the Seller shall endeavour to agree the Draft Completion Statements in good faith and, failing such agreement in writing within fifteen (15) Business Days of receipt of the Dispute Notice (or such later date as may be agreed in writing between the Purchaser and the Seller), any item or items which then remain in dispute shall be referred for determination by an Expert in accordance with the provisions of part 2 on the written request of either the Purchaser or the Seller; and

(b)

the Draft Completion Statements adjusted, where applicable, to reflect any modifications agreed in writing between the Purchaser and the Seller and the Expert's determination pursuant to part 2, shall constitute the Completion Statements.

4.4	The Completion Statements as constituted pursuant to paragraph 4.2 or 4.3(b) shall be final and binding on the parties for the purposes of this agreement.
5.	Records, etc

The Purchaser shall procure that each Group Company provides the Seller and its representatives with reasonable access during normal business hours to its accounting records and personnel to facilitate the review and agreement or other determination of the Completion Statements.

Part 2: Expert determination

1.	Appointment of Expert
1.1	An "Expert" is an individual at a firm of chartered accountants in England (who and which are independent of the parties):
(a)	agreed by the Purchaser and the Seller in writing; or
(b)

in default of agreement within five (5) Business Days of the date of either the Purchaser or the Seller serving on the other details of its suggested Expert or Experts, nominated by the President of the Institute of Chartered Accountants in England and Wales on the application at any time of either the Purchaser or the Seller.

1.2

Any firm proposed or nominated to provide an Expert shall be required to declare in writing any current and past associations of such firm and its proposed Expert with any party or its group before appointment to establish their independence.

1.3	The Expert shall be jointly appointed by the Purchaser and the Seller and shall act as an expert and not as an arbitrator.
1.4	Each of the Purchaser and the Seller agrees to:
(a)

use its reasonable endeavours to appoint the Expert expeditiously following a written request to do so from the other and to agree the terms of engagement for the Expert within ten (10) Business Days of the Expert's selection or nomination;

(b)

not unreasonably (having regard to the provisions of this part 2) refuse its agreement to any terms of engagement proposed by the Expert (which may include a limitation on his liability at a level consistent with market practice at the relevant time) or each other; and

(c)	instruct the Expert to deliver his determination within twenty (20) Business Days of his appointment.
2.	Procedure
2.1

Within 10 Business Days of his appointment, the Purchaser and the Seller shall each provide the Expert with a written statement detailing the remaining disputed item or items, its submission in relation to each item and the adjustments (if any) it proposes to the Draft Completion Statements, together with copies of any supporting documents.  The Expert shall afford the Seller and the Purchaser the opportunity within reasonable time limits to make written representations to him on the written statement and representations of the other and each of the Purchaser and the Seller shall receive a copy of the other’s written statement at the same time.

2.2

The Purchaser and the Seller shall each provide (or, to the extent it is reasonably able, procure that others provide) the Expert with such other documents, information and assistance (including the right to inspect such documents, records and materials held by it or under its control) as the Expert reasonably requires for the purpose of making his determination.  For the avoidance of doubt, neither the Purchaser nor the Seller shall be obliged to provide the Expert with auditors' working papers or any information or documents prepared by it or its advisers with a view to assessing the merits of any argument on any item in dispute.

2.3

Following submission of the written statements pursuant to paragraph 2.1 above, the Purchaser and the Seller shall supply each other with a copy of anything provided by it or on its behalf to the Expert pursuant to this part 2 at the same time as it is provided to the Expert.

2.4	All matters relating to the Expert's determination shall be kept confidential by the parties and the Expert.
3.	Determination of Expert
3.1	The Expert shall:
(a)	conduct and deliver his determination in the English language;
(b)	be entitled to obtain such independent legal or other professional advice as he may reasonably require in making his determination;
(c)

to the extent not provided for in or inconsistent with this part 2, determine the procedure to be followed but shall otherwise be directed to apply the provisions of this schedule 5 in making his determination, unless otherwise agreed by each of the Seller and the Purchaser in writing;

(d)	make his determination on the remaining disputed items within in the range between the amounts proposed by the Seller and the Purchaser;
(e)

determine on the basis of all information, documents and materials before him what adjustments (if any) are in his opinion necessary to the amounts shown by the Draft Completion Statements in respect of each of the disputed items referred to him in order to comply with the provisions of this agreement; and

(f)	notify the Purchaser and the Seller of his determination in writing (without reasons) as soon as practicable.
3.2

The Expert's determination shall be final and binding on the parties except when there is fraud or manifest error. On the Expert's determination, the Draft Completion Statements shall be adjusted (if required) to reflect the disputed items as so determined.

3.3

The Expert's fees and expenses (including the costs of his nomination and any fees and expenses of any professional advisers appointed by him) shall be borne as determined by the Expert (having regard to the merits of the parties' submissions), failing which, borne equally by the Purchaser and the Seller.

4.	Substitute or replacement Expert

If the Expert dies or becomes unwilling to act or incapable of acting, then the Purchaser and the Seller shall:

4.1	accept any substitute Expert reasonably nominated by the firm engaged by them following a written request to such firm to do so from either the Purchaser or the Seller; or

4.2

if no substitute is nominated within five Business Days of such request, promptly discharge the original Expert and appoint a replacement expeditiously, and this part 2 shall apply to the replacement Expert as if he were the first Expert appointed.

Part 3: Pro formas

[***]

Part 4: Specific bases of preparation

1.	Calculation of Cash

All amounts held in the form of cash (if any) which comprise the proceeds of any insurance claim in respect of the destruction of, or damage to, assets of any Group Company, to the extent that such entity would need to apply it towards the replacement or repair of the insured asset in order to be able to continue to use or earn income from the asset or its replacement in the manner in which it did so during its period of ownership shall be excluded when calculating Cash.

Fifty per cent of any cash amount which, as at the date of this Agreement, is held by or on behalf of any member of the Seller’s Group (or which is replaced on or around Completion by cash from a member of the Purchaser Group)  as collateral for any letters of credit provided pursuant to the Seller Guarantees Facility prior to the Effective Time, will be included as a current liability in the calculation of Working Capital in the Completion Statements.

Any Restricted Cash which is held in any account of a Group Company as collateral for any letter of credit shall be allocated to Working Capital as a net current asset in the Completion Statements.

2.	Deferred taxes shall be excluded from the Completion Statements.
3.	CEPS

To the extent that the CEPS Matter has not been finally resolved at the date of the Completion Statements a provision of $42,800,000 (forty two million eight hundred thousand US dollars) shall be included within Debt in respect of the CEPS Matter and no further provision will be included in the Completion Statements in respect of the CEPS Matter.

4.	Inventory valuation

Inventory will be valued at external cost, excluding any internal pricing mark-up applied by the Seller Group for transfer pricing purposes. For the avoidance of doubt, the inventory balances of the Canadian Target and the Swiss Target as at Effective Time, will be allocated to ‘Other’ in the Completion Statements. Inventory shall include the Stock transferred under the BTA.

5.	Vesting of share options

The Completion Statements will include a liability within Debt, for any expected future outflow arising in any Group Company as a result of the accelerated vesting of RSU’s or stock option or other equity awards pursuant to any plan operated by the Seller, including any Taxes and social security costs payable thereon save to the extent that the terms of such options, RSU’s or equity awards provide for such Taxes and social security costs to be borne by the relevant employee.

6.	Provisions against trade receivables

A provision of 1 per cent of all gross trade receivables shall be included in the Completion Statements.  In addition, a further provision shall be included in respect of any trade receivable where evidence exists that such trade receivable is not expected to be received.

7.	Transfer Pricing tax liabilities

A liability of $1 million shall be included in the Completion Statements, as Debt, in respect of potential Tax Liabilities which may arise in respect of the matters disclosed at paragraph 34.1 of the Disclosure Letter.

8.	General

The balance sheets in relation to each of the Group Company balance sheets reflected in the Completion Statements shall be prepared with the same degree of care and attention, using those procedures that would customarily be adopted for statutory accounts prepared at a financial year end.

The provisions of this Schedule 5, Part 4 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Statements and no minimum materiality limits and thresholds shall be applied in calculating any amounts included in the Completion Statements.

The Completion Statements will include within Working Capital Advance Receipts and Advance Payments (as defined in the BTA) as a relevant net current asset or net current liability as appropriate.

The Completion Statements will include within Working Capital accounts payable which are transferred pursuant to the BTA as a relevant net current liability.

A corporate income tax provision shall be included in the Completion Statements in respect of the period between Accounts Date and the Effective Time as if this were a normal financial accounting period. Any corporate tax provisions outstanding for any prior periods shall also be included in the Completion Statements.

The Completion Statements shall reflect events occurring after the Effective Time but before the date on which the Draft Completion Statements are delivered to the Purchaser to the extent that these provide additional evidence of conditions that existed at the Effective Time.

For the avoidance of doubt the Completion Statements shall not include any amount in respect of deferred tax (whether as a liability or an asset).

The Completion Statements shall be expressed in US$. Any amounts which are to be included in any such calculation which are expressed in a currency other than dollars shall be converted into dollars at the closing midpoint spot rate for a transaction between the relevant currency and dollars as quoted by Barclays Bank Plc as at the close of business Completion Date.

Fixed Assets will be allocated to column “Other” in the Completion Statements.

Prepayments and Advance Payments shall only be included in the Completion Statements, within Actual Working Capital, to the extent goods and services in respect of such prepayments are receivable and will provide a benefit to any Group Company after Effective Time.

For the avoidance of doubt, the Completion Statements shall include, within Actual Working Capital, any unpaid outstanding amounts in respect of audit and accountancy fees, together with an accrual for all audit and accountancy fees relating to the period prior to Completion by pro rating the forecast cost for the year ended on 31 December 2022 (which shall be assumed equal to the total cost incurred in respect of the year ended 31 December 2021).

The Completion Statements shall not release accruals or provisions included in the Latest Financial Information unless they have been utilised (but not released) before the Effective Time.

The Completion Statements shall include, within Debt, a full provision for any redundancies  announced prior to the Effective Time but which are not yet effective.

A provision for any unsettled employee claims as at Effective Time, will be included in the  Completion Statements, within Debt. For the avoidance of doubt, the value of any such provision will not take into account any insurance claim proceeds which may or may not be receivable as at the Effective Time.

A liability will be included in the Completion Statements, within Debt, for any unsettled transaction costs, and transaction bonuses (including any irrecoverable Tax thereon) associated with the  transaction contemplated by this agreement, and payable by any Group Company.

SCHEDULE 6: TAX COVENANT

1.	Definitions
1.1	"Accounts Relief" means a Relief which has been:
(a)	treated as an asset in the Completion Statements; and/or
(b)

taken into account in computing (and reducing) any provision for Tax (including deferred Tax) which appears in the Completion Statements or which has resulted in no provision for Tax (including deferred Tax) being made in the Completion Statements;

"Actual Tax Liability" means any liability of a Group Company to make an actual payment of or in respect of, or on account of, Tax, whether or not the same is primarily payable by a Group Company and whether or not the Group Company has or may have any right of reimbursement against any other person, in which case the amount of the Actual Tax Liability will be the amount of the actual payment;

"Purchaser’s Relief" means:

(a)	an Accounts Relief;
(b)	any Relief arising to a Group Company:
(i)	as a consequence of, in relation to or in connection with any Event occurring, or
(ii)	from, in relation to or in connection with income, profits or gains earned, accrued or received,

after Completion; and/or

(c)	any Relief arising to any member of the Purchaser Group (other than a Group Company);

"Deemed Tax Liability" means:

(a)	the Loss of an Accounts Relief, and the amount of the Tax Liability will be:
(i)	where the Relief was a right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment;
(ii)

in any other case, the amount of Tax which would have been saved on the basis of the Tax rates current at Completion (assuming for this purpose that relevant Group Company had sufficient profits or was otherwise in a position to use the Relief); and/or

(b)

the use or setting-off of any Purchaser’s Relief where, but for that set-off or use, the Seller would have had a liability to make a payment to the Purchaser under this Schedule and/or the agreement (ignoring any financial limitations or restrictions), and the amount of the Tax Liability will be the amount of Tax for which the Seller would have been liable but for such use or set-off;

"Event" means any transaction, act, failure to act, event or omission whatsoever, whether or not a Group Company is a party to the transaction, act, failure to act, event or omission, and any reference to an Event occurring on or before a particular date shall include an Event which for Tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

"Loss" includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or clawback for whatever reason; and

"Tax Liability" means an Actual Tax Liability or a Deemed Tax Liability.

1.2

In this Schedule, a reference to a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Schedule and any subordinate legislation made under the statutory provision whether before or after the date of this Schedule.

1.3

Each of the covenants contained in paragraph 2 shall be construed as a separate and independent covenant and shall not be limited or restricted by reference to or inference from any other covenant contained in paragraph 2.

1.4	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.
1.5

Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of any Group Company to any asset or which a Group Company may wish to rely upon for the purposes of any litigation in which a Group Company is or is reasonably likely to be involved or in connection with any Tax matter, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of such Group Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.6

Any reference to gross receipts, income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period shall include gross receipts, income, profits or gains deemed, treated or regarded to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any Taxation.

1.7	Any word or expression defined in the agreement shall, save as otherwise defined or as the context may otherwise require in this Schedule, have the same meaning in this Schedule.
2.	Covenant
2.1	The Seller covenants to pay to the Purchaser (as far as possible, as an adjustment to the Consideration) an amount equal to:
(a)

any Actual Tax Liability arising in respect of, by reference to or in consequence of: (i) an Event which occurred, or was deemed to occur, on or before Completion; or (ii) any income, profits or gains which were earned, accrued or received on or before Completion;

(b)	any Deemed Tax Liability;
(c)

any Tax Liability that arises to a Group Company, or any member of the Purchaser  Group due to the relationship for Tax purposes before Completion of a Group Company with any person (other than another Group Company or any other member of the Purchaser Group), whether arising before or after Completion;

(d)

any liability of a Group Company arising from an obligation to repay the whole or any part of any payment received for any surrender or transfer of any Relief pursuant to an arrangement entered into by a Group Company on or before Completion;

(e)

any amount paid (or payable to the extent it is not yet actually paid) by a Group Company for a surrender or transfer to it of any Relief in respect of any period ended on or prior to Completion to the extent that such Relief is lost, cancelled or disallowed or otherwise proves to be unavailable to set off against income, profits or gains or Tax for the period in respect of which the surrender is made;

(f)

any liability of a Group Company to pay or account for income Tax under any withholding regime or payroll system or national insurance/social security contributions (in each case together with any related interest and/or penalties) which arises at any time as a result of, in consequence of or in connection with the remuneration paid, or otherwise referable to any period, prior to Completion of any person engaged by a Group Company, whether engaged by a Group Company as an employee or office-holder or otherwise (including through a personal services company and/or agency);

(g)

any Tax Liability of a Group Company relating to employment taxes or social security contributions in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of securities, where the acquisition of the security or the grant of the option, or other right to acquire the security occurred on or before Completion;

(h)

any Tax Liability relating to, in connection with, or arising (in respect of a period or part-period ending on or before Completion) as a result of any Group Company entering into any transaction or arrangement prior to Completion otherwise than on arm's length terms and/or the lack of documentation relating to the processes by which prices and terms have been arrived at for any transaction or arrangement entered into by a Group Company;

(i)

any Tax Liability relating to, in connection with, or arising as a result of any Group Company entering into any transaction or arrangement relating to IP with IPEL prior to Completion, but only to the extent such Tax Liability arises as a result of an Event occurring or income, profits or gains earned, accrued or received by a Group Company on or before Completion;

(j)	any Tax Liability relating to, in connection with or arising as a result of the offset in 2011 and 2012 of the R&D tax credit related to activities carried out by Intercept Italia S.r.l; and
(k)

any reasonable liabilities, losses and costs incurred by the Purchaser, any member of the Purchaser Group and/or a Group Company in connection with any claim or in connection with any action taken in taking defending or settling any action in respect of a claim under this Schedule.

3.	Exclusions
3.1	The covenant at paragraph 2 does not apply in respect of any Tax Liability of a Group Company if and to the extent that:
(a)	a specific provision, accrual, allowance or reserve for the Tax Liability has been made in the Completion Statements;
(b)	the Tax Liability or other liability arises or is increased as a result of:
(i)	a change in Tax rates or in law; or

(ii)	a change or withdrawal of any published practice, concession or interpretation of any Tax Authority;

in each case both announced and with effect after Completion;

(c)

such Tax Liability has been discharged, or the relevant Group Company has been compensated for such Tax Liability (by any person other than the Purchaser and/or any member of the Purchaser Group), in each case without cost to the relevant Group Company, the Purchaser and/or any member of the Purchaser Group.

4.	Payment of Claims
4.1	Any sums required to be paid by the Seller under this schedule shall be paid (in cleared funds):
(a)	in respect of an Actual Tax Liability, on the later of:
(i)	the date five Business Days after the date on which the Seller receives written notice of the amount of the Tax Liability from the Purchaser; and
(ii)

the date five Business Days before the date on which the relevant Group Company will finally be liable to pay the Tax without incurring a liability to interest and/or penalties (or would have been liable to pay the Tax but for the availability of some other Relief);

(b)	in respect of a Deemed Tax Liability, on the later of:
(i)	the date five Business Days after the date on which the Seller receives written notice of the amount of the Tax Liability from the Purchaser;
(ii)

five Business Days before the date on which the relevant Group Company is due to pay any Tax without incurring a liability to interest and/or penalties which it would not have had to pay but for the loss or settling off of an Accounts Relief or, where the loss of an Accounts Relief is the loss of a repayment of Tax, the date on which such repayment would otherwise have been due; or

(iii)

five Business Days before the date on which the relevant Group Company would have had to pay the Tax without incurring a liability to interest and/or penalties but for the setting off of a Purchaser’s Relief; and

(c)	for anything else, on the date five Business Days following the date on which written notice of the amount due is received by the Seller from the Purchaser.
5.	Miscellaneous
5.1

Any sum payable under or pursuant to this Schedule is (unless expressly stated otherwise) exclusive of any applicable VAT. If any supply is treated as made for VAT purposes by one party (the "Supplier") to the other party (the "Recipient") under or pursuant to this Schedule and the Supplier (or the representative member of any VAT group of which it is a member) is required to account for VAT in respect of that supply then, unless expressly stated otherwise, the Recipient shall, subject to the receipt of a valid VAT invoice, pay to the Supplier (in addition to, and at the same time as, any other consideration for that supply) an amount equal to such VAT.

5.2

Where under the terms of this schedule one party is liable to indemnify or reimburse another party (the "Payee") in respect of costs, charges or expenses, the payment shall include an amount equal to any VAT thereon.

5.3

The Seller shall (and shall procure that any other member of the Seller Group) provide (at the cost of the Purchaser) to the Purchaser, any Group Company and/or any relevant professional advisers such information, documentation and/or assistance as the Purchaser might reasonably require to assist the Purchaser and/or any Group Company in dealing with the pre-Completion Tax affairs of any Group Company.

5.4

The Purchaser shall (and shall procure that the Group Companies shall) provide (at the cost of the Seller) to the Seller and/or any relevant professional advisers such information, documentation and/or assistance as the Seller might reasonably require to assist the Seller and/or any member of the Seller Group in dealing with their Tax affair

Signed for and on behalf of MERCURY	)
PHARMA GROUP LIMITED by:	)	Signature	/s/ Andreas Stickler

		Name (block capitals)	ANDREAS STICKLER
Authorised signatory

Signed for and on behalf of INTERCEPT	)
PHARMACEUTICALS, INC. by:	)	Signature	/s/ Andrew Saik

		Name (block capitals)	ANDREW SAIK
Authorised signatory

[ Signature Page to SPA ]